Exhibit (a)(1)(A)

EMPIRE STATE REALTY OP, L.P.

OFFER TO EXCHANGE

SERIES 2019 PRIVATE PERPETUAL PREFERRED OPERATING PARTNERSHIP UNITS

FOR

SERIES ES OPERATING PARTNERSHIP UNITS

SERIES 60 OPERATING PARTNERSHIP UNITS

SERIES 250 OPERATING PARTNERSHIP UNITS

AND

SERIES PR OPERATING PARTNERSHIP UNITS

	CUSIP No.	Series 2019 Preferred Units Offered
Series ES OP Units (NYSE Arca: ESBA)	292102100	One unit per OP Unit
Series 60 OP Units (NYSE Arca: OGCP)	292102209	One unit per OP Unit
Series 250 OP Units (NYSE Arca: FISK)	292102308	One unit per OP Unit
Series PR OP Units	—	One unit per OP Unit

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 11, 2019

WE MAY EXTEND THE OFFER PERIOD AND WITHDRAWAL PERIOD AT ANY TIME

Empire State Realty OP, L.P. (the “Company,” “our,” “we” or “us”) is offering to exchange newly-issued Series 2019 Private Perpetual Preferred Operating Partnership Units (“Series 2019 Preferred Units”) for units of the Company’s outstanding common operating partnership units. Specifically, we are offering to exchange Series 2019 Preferred Units, upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related letters of transmittal (the “Exchange Offer”), for units of our outstanding (i) Series ES operating partnership units (“Series ES OP Units”), (ii) Series 60 operating partnership units (“Series 60 OP Units”), (iii) Series 250 operating partnership units (“Series 250 OP Units”), and (iv) Series PR operating partnership units (“Series PR OP Units” and, together with Series ES OP Units, Series 60 OP Units and Series 250 OP Units, the “OP Units”).

We are offering to acquire OP Units on a one-for-one basis in exchange for an equal number of Series 2019 Preferred Units. Each Series 2019 Preferred Unit will have a liquidation preference of $13.52, which was the closing price of the Class A common stock of our general partner, Empire State Realty Trust, Inc. (“ESRT”), on the New York Stock Exchange on August 27, 2019. We are offering to exchange a maximum of 15,000,000 Series 2019 Preferred Units in the Exchange Offer, meaning that we are offering to acquire a total of 15,000,000 OP Units, or approximately 11.8% of the total number of outstanding OP Units held by limited partners other than ESRT.

An exchange of OP Units for Series 2019 Preferred Units in this Exchange Offer would increase the annual distribution for tendering holders from the current $0.42 per unit to $0.70 per unit, an increase of over 66%. For example, the current distribution rate on 10,000 OP Units is $4,200.00 per annum. A holder who exchanges 10,000 OP Units in the Exchange Offer would receive 10,000 Series 2019 Preferred Units, which would be entitled to distributions at a rate of $7,000.00 per annum. Series 2019 Preferred Units will rank senior to all common OP Units (and to ESRT Class A and Class B common stock) for purposes of distributions and upon liquidation. We believe that the exchange of OP Units for Series 2019 Preferred Units in the Exchange Offer will not cause a holder to recognize gain for U.S. federal income tax purposes other than in certain limited circumstances described in further detail below under “Certain Federal Income Tax Considerations.” Holders of OP Units who tender their OP Units in the Exchange Offer will still receive distributions for all periods during which they held the OP Units.

The Exchange Offer is being made exclusively to existing holders of OP Units. We do not intend to make any public offering of Series 2019 Preferred Units.

An exchange of OP Units for Series 2019 Preferred Units may not be suitable for you. Unlike OP Units, the Series 2019 Preferred Units will not be convertible or exchangeable into or for units of any other class or series, or redeemable for any securities of our general partner. By exchanging an OP Unit for a Series 2019 Preferred Unit in the Exchange Offer, a holder would be exchanging a variable yield equity security for a fixed yield preference security, and it is possible that distributions on OP Units will in the future equal or exceed distributions on the Series 2019 Preferred Units. In addition, we did not consider the current yield of preferred securities of any other public REIT when setting the distribution rate for the Series 2019 Preferred Units. Other preferred securities can be purchased at significantly higher dividend yields. This offering presents the possibility of acquiring a higher yield security in an exchange that will be tax-deferred in most circumstances, rather than selling OP Units to acquire new securities with the proceeds which remain after tax. See “Certain Federal Income Tax Considerations.”

None of our directors or officers or their affiliates have indicated an intent to tender.

If all conditions to the Exchange Offer are satisfied or waived, we will acquire OP Units on a pro rata basis from all tendering holders, disregarding fractions, according to the number of OP Units tendered by each holder. We currently anticipate the Exchange Offer closing date will occur on or before October 11, 2019, although the date is subject to change as described below.

This Offer to Exchange is first being mailed to holders of the OP Units on or around September 4, 2019. We request that holders respond by October 2, 2019.

The Information Agent for the Exchange Offer is:

1407 Broadway

New York, New York 10018

(212) 929-5500

or

Call Toll-Free (888) 410-7850

Email: exchangeoffer@mackenziepartners.com

The date of this Offer to Exchange is September 4, 2019

The Exchange Offer will expire at midnight, New York City Time, on October 11, 2019, unless extended or terminated by us. The term “expiration date” means midnight, New York City Time, on October 11, 2019, unless we extend the period of time for which the Exchange Offer is open, in which case the term “expiration date” means the latest time and date on which the Exchange Offer, as so extended, expires.

On August 27, 2019, the last sales price quoted on the NYSE Arca, Inc. exchange (“NYSE Arca”) was $13.44 per unit for Series ES OP Units, $13.50 per unit for Series 60 OP Units and $13.51 per unit for Series 250 OP Units. Series PR OP Units are not listed on any exchange and are not publicly traded. On August 27, 2019, the last sales price quoted on the New York Stock Exchange for shares of the Class A common stock of ESRT was $13.52 per share. Currently, no market exists for the Series 2019 Preferred Units, and we do not intend to apply to list the Series 2019 Preferred Units on any stock exchange or in any trading market.

See “Risk Factors” for a discussion of issues that you should consider with respect to the Exchange Offer.

You must make your own decision whether to tender OP Units in the Exchange Offer. Neither we nor any one of the information agent, the depositary, or any other person is making any recommendation as to whether or not you should tender your OP Units for exchange in the Exchange Offer.

We are making the Exchange Offer only to holders of OP Units in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of OP Units. Our officers, directors and employees may solicit tenders from holders of our OP Units and may answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

The Exchange Offer has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction, nor has the SEC, any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction determined whether the information in this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

i

SUMMARY TERM SHEET

The following is a summary of the terms of the Exchange Offer. Before you make any decision with respect to the Exchange Offer, we urge you to read carefully this entire Offer to Exchange, including the section entitled “Risk Factors,” the related letters of transmittal and the descriptions of OP Units and the other documents incorporated by reference into this Offer to Exchange. Our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q are available online at the SEC website (www.sec.gov) and our general partner’s website (www.empirestaterealtytrust.com), and are also available from us upon request. See “Where You Can Find More Information.” The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offer to Exchange and the related letters of transmittal.

The Company	Empire State Realty OP, L.P., a Delaware limited partnership.

Our general partner is Empire State Realty Trust, Inc., a Maryland corporation (“ESRT” or “our general partner”).

The OP Units Subject to the Exchange Offer

	Total Outstanding Units
Series ES OP Units	28,292,447
Series 60 OP Units	7,627,838
Series 250 OP Units	3,858,567
Series PR OP Units	76,662,844	*

Total	116,441,696
* Excludes Series PR OP Units held by ESRT.

The Exchange Offer	We are offering to exchange up to 15,000,000 of our newly-issued Series 2019 Preferred Units on a one-for-one basis for up to 15,000,000 OP Units, or approximately 12.9% of the total number of outstanding OP Units held by limited partners other than ESRT.

The Series 2019 Preferred Units will have a liquidation preference of $13.52 per unit, which was the closing price of the ESRT Class A common stock on the New York Stock Exchange on August 27, 2019.

If all conditions to the Exchange Offer are satisfied or waived, we will acquire OP Units on a pro rata basis from all tendering holders, disregarding fractions, according to the number of OP Units tendered by each holder.

The Exchange Offer is being made exclusively to existing holders of OP Units. We do not intend to make any public offering of Series 2019 Preferred Units.

If you tender your OP Units in this offering, you should expect to receive your distribution for the third quarter 2019 at $0.42 per common unit and for each quarter thereafter at $0.70 per preferred unit.

See “The Exchange Offer—Terms of the Exchange Offer.”

Series 2019 Preferred Units	Holders of the Series 2019 Preferred Units will be entitled to receive cumulative preferential cash distributions of $0.70 per annum per unit when, as and if declared by the board of directors of our general partner out of legally available funds for such purpose. An exchange of OP Units for Series 2019 Preferred Units in this Exchange Offer would increase the annual distribution for tendering holders from the current $0.42 per unit to $0.70 per unit, an increase of over 66%. For example, the current distribution rate on 10,000 OP Units is $4,200.00 per annum. A holder who exchanges 10,000 OP Units in the Exchange Offer would receive 10,000 Series 2019 Preferred Units, which would be entitled to distributions of $7,000.00 per annum on a preferential basis.

Distributions will be payable quarterly in arrears on the same day on which quarterly distributions on OP Units are paid, which is currently the last day of each of March, June, September and December (or, if not a business day, the next succeeding business day). Distributions on the Series 2019 Preferred Units will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such distributions, and whether or not distributions are declared. However, distributions on the Series 2019 Preferred Units will only be declared and made to the extent that we have net income from operations in an amount equivalent to such distributions (such amount to be allocated first to holders of the Series 2019 Preferred Units pursuant to the terms of our amended operating partnership agreement). Distributions on the Series 2019 Preferred Units will begin to accrue from October 1, 2019, regardless of the actual date of issuance (unless the Exchange Offer settlement date occurs after the record date for distributions on OP Units for the fourth quarter of 2019, in which case distributions on the Series 2019 Preferred Units will begin to accrue from January 1, 2020).

The Series 2019 Preferred Units will, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank senior to all classes or series of our common units, including the OP Units, and to all classes or series of partnership units now or hereafter authorized, issued or outstanding, the terms of which specifically provide that such units rank junior to the Series 2019 Preferred Units. The Series 2019 Preferred Units will rank junior in right of payment to all of the Company’s existing and future debt obligations, and to the Private Perpetual Preferred Units that we issued in 2014 (the “Series 2014 Preferred Units”).

Holders of the Series 2019 Preferred Units will be entitled to a liquidation preference equivalent to $13.52 per Series 2019 Preferred Unit, plus an amount equal to any accrued and unpaid distributions (whether or not declared) up to, but excluding, the date of payment. Any payments to holders of Series 2019 Preferred Units for any accrued and unpaid distributions upon liquidation will be payable only to the extent we have net income from operations in an amount equivalent to such distributions (such amount to be allocated first to the holders of Series 2019 Preferred Units pursuant to the terms of our amended operating partnership agreement). The payment of the liquidation preference equivalent to $13.52 per unit will not be dependent upon having equivalent net income from operations but will be subject to our having available cash to make such distribution.

Except in certain circumstances relating to the preservation of our general partner’s status as a REIT for United States federal income tax purposes, we may generally not redeem the Series 2019 Preferred Units. In addition, if in the future the Company or its general partner is party to certain fundamental capital transactions, such as a change of control, then the Company will have the right, at its option, to redeem the Series 2019 Preferred Units, in whole but not in part, for cash at a redemption price equal to 200% of their stated liquidation preference, plus all accrued and unpaid distributions (whether or not declared) thereon up to, but excluding the date fixed for redemption, without interest. The Series 2019 Preferred Units will not be convertible or exchangeable for or into units of any other class or series, or redeemable for securities of our general partner.

Holders of the Series 2019 Preferred Units will have voting rights in connection with amendments to our operating partnership agreement or the terms of the Series 2019 Preferred Units that materially and adversely affect the rights of the Series 2019 Preferred Units. Other than in these limited circumstances, holders of the Series 2019 Preferred Units will have no voting rights.

Series 2019 Preferred Units generally will be freely transferable to family and affiliates, and transfers to third parties will require consent of the general partner. Any permitted transfers of Series 2019 Preferred Units will be effective as of the first day of the next succeeding fiscal quarter of the operating partnership. However, no market currently exists for the Series 2019 Preferred Units, and we do not intend to apply to list the Series 2019 Preferred Units on any stock exchange or in any trading market.

See “Description of the Partnership Agreement” and “Comparison of Rights Between the OP Units and the Series 2019 Preferred Units.”

No Recommendation	None of the directors, officers or employees of our general partner, the Information Agent or the Depositary is making a recommendation to you as to whether you should tender OP Units in the Exchange Offer. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the market value of the OP Units, your liquidity needs, your investment objectives and any other factors you deem relevant.

An exchange of OP Units for Series 2019 Preferred Units in the Exchange Offer may not be suitable for you. The OP Units are common equity interests in the Company and are generally entitled to participate, pro rata with all other common equity holders, in the future operations and business results of the Company. Series 2019 Preferred Units, conversely, represent perpetual equity interests in us and will be entitled only to their stated distribution preference, irrespective of the size, growth or success of the Company. By exchanging your OP Units for Series 2019 Preferred Units, you will be exchanging the distributions and growth potential of the OP Units for the fixed distribution rights of the Series 2019 Preferred Units.

While the distribution rate on the Series 2019 Preferred Units will initially exceed the distribution rate on the OP Units, there can be no guarantee that this will always be the case in the future. In addition, we did not consider the current yield of preferred securities of any other public REIT when setting the distribution rate for the Series 2019 Preferred Units. Other preferred securities can be purchased at significantly higher dividend yields. This offering represents the opportunity to exchange common units for higher yielding units on a tax deferred basis.

We do not intend to apply to list the Series 2019 Preferred Units on any stock exchange or in any trading market. In addition, unlike the OP Units, the Series 2019 Preferred Units will not be convertible or exchangeable into or for units of any other class or series, or redeemable for any securities of our general partner. Since the Series 2019 Preferred Units will have no stated maturity date, you may be forced to hold your Series 2019 Preferred Units indefinitely and receive the stated distributions, when, as and if authorized by our general partner, with no guarantee as to ever receiving the liquidation preference.

Pursuant to the terms of ESRT’s Articles of Amendment and Restatement, if you are a holder of ESRT Class B common stock, one share of your ESRT Class B common stock will automatically convert into one share of ESRT Class A common stock for every 49 OP Units that you exchange for Series 2019 Preferred Units in the Exchange Offer.

You should consider carefully all of the information set forth in this Offer to Exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the Exchange Offer.

Minimum Conditions to the Exchange Offer	The Exchange Offer is conditioned upon, among other things, at least 1,000,000 OP Units having been validly tendered and not properly withdrawn prior to the expiration of the Exchange Offer.

See “The Exchange Offer—Conditions of the Exchange Offer.”

Additional Conditions to Completion of the Exchange Offer	The completion of the Exchange Offer is subject to certain additional closing conditions. See “The Exchange Offer—Conditions of the Exchange Offer.”

Expiration of the Exchange Offer	The Exchange Offer for each series of OP Units will expire at midnight, New York City Time, on October 11, 2019, unless extended or earlier terminated with respect to all series of OP Units.

How to Tender Your OP Units	If your OP Units are held in your name in the record books of the Company, you must indicate on the enclosed letter of transmittal the number of OP Units you wish to tender and mail the completed and signed letter of transmittal and any other required documents in the envelope provided no later than the time the Exchange Offer expires. We request that you respond by October 2, 2019.

If your OP Units are held in street name (i.e., through a broker, dealer or other nominee), the OP Units can be tendered by your broker, dealer or other nominee through the Depository Trust Company (“DTC”) upon your request.

If you have questions, please call the Information Agent at the toll-free number below. See “The Exchange Offer—Procedure for Tendering.”

Withdrawal of Tendered OP Units	You may withdraw previously tendered OP Units at any time before the expiration of the Exchange Offer. Any OP Units not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any OP Units that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer.

See “The Exchange Offer—Withdrawal of Tenders.”

Certain Federal Income Tax Considerations	See “Certain Federal Income Tax Considerations.”

Appraisal Rights	You do not have appraisal rights in connection with the Exchange Offer.

Information Agent	MacKenzie Partners, Inc.

Depositary	American Stock Transfer & Trust Company, LLC.

Additional Documentation; Further Information; Assistance	Any requests for assistance concerning the Exchange Offer may be directed to the Information Agent toll free at (888) 410-7850 or, for banks and brokers, at (212) 929-5500. Beneficial owners may also contact their broker, dealer or other nominee.

Any requests for additional copies of this Offer to Exchange and the letters of transmittal may be directed to the Information Agent.

You should read this entire Offer to Exchange and the applicable letters of transmittal carefully before deciding whether or not to tender your OP Units. You should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are some questions regarding the Exchange Offer that you may have as a holder of the OP Units and the answers to those questions. We urge you to read carefully this entire Offer to Exchange, including the section entitled “Risk Factors,” the related letters of transmittal and the descriptions of the OP Units and the other documents incorporated by reference into this Offer to Exchange. See “Where You Can Find More Information.”

What is the purpose of the Exchange Offer?

Holders of our OP Units have expressed a desire to obtain higher distributions from their investment in our Company. While such holders may generally sell all or some of their OP Units for cash, or elect to have their OP Units redeemed for cash, these transactions are likely to be taxable to the transferring holder, which would reduce the reinvestable proceeds and lower the expected return.

An exchange of OP Units for Series 2019 Preferred Units, as we are offering in this Exchange Offer, affords an alternative to holders of our OP Units by providing an exchanging holder with a significant increase in distributions as compared to the current distributions on OP Units, in a transaction that we believe will not generally cause a holder to recognize gain for tax purposes (see further discussion under “Certain Federal Income Tax Considerations” below). As more fully described below, an exchange of OP Units for Series 2019 Preferred Units in this Exchange Offer would increase the annual distribution for tendering holders from the current $0.42 per unit to $0.70 per unit, an increase of over 66%. For example, the current distribution rate on 10,000 OP Units is $4,200.00 per annum. A holder who exchanges 10,000 OP Units in the Exchange Offer would receive 10,000 Series 2019 Preferred Units, which would be entitled to distributions of $7,000.00 per annum on a preferential basis.

We believe the Exchange Offer will also provide benefits to the Company, including to those holders of OP Units who do not exchange all of their units in the Exchange Offer. The Exchange Offer will have the effect of replacing common OP units with preferred units at what may ultimately be a favorable relative cost of capital, and may result in incremental funds from operations (FFO) and net asset value (NAV) accretion per share over time for the benefit of all remaining holders of OP Units and ESRT common stock. As an alternative, if the Company or ESRT were to make a current offer to the general public of a new series of perpetual preferred securities, we expect that these securities would generally have a materially higher distribution rate than the Series 2019 Preferred Units and would also have enhanced liquidity rights.

Accordingly, while we believe the Exchange Offer offers benefits to the Company and to holders of OP Units, the Exchange Offer is not suitable equally for all holders of OP Units, and the decision as to whether to tender OP Units in the Exchange Offer will not be the same for all holders. None of the directors, officers or employees of our general partner, the Information Agent or the Depositary is making a recommendation to you as to whether you should tender OP Units in the Exchange Offer. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the market value of the OP Units, your liquidity needs, your investment objectives and any other factors you deem relevant. See “Risk Factors.”

The Exchange Offer is being made exclusively to existing holders of OP Units. We do not intend to make any public offering of Series 2019 Preferred Units.

None of our directors or officers or their affiliates have indicated an intent to tender.

Who is offering to buy my OP Units?

Our Company, Empire State Realty OP, L.P., a Delaware limited partnership, is the issuer of your OP Units and is offering to acquire up to 15,000,000 of the outstanding OP Units. Our general partner is Empire State Realty Trust, Inc., or ESRT, a Maryland corporation.

The address of the Company’s and ESRT’s principal executive office is 111 West 33rd Street, 12th Floor, New York, New York 10120, and its telephone number is (212) 687-8700.

What will I receive in the Exchange Offer if I tender my OP Units and they are accepted?

We are offering to acquire OP Units in exchange for Series 2019 Preferred Units on one-for-one basis. Each Series 2019 Preferred Unit will have a liquidation preference of $13.52, which was the closing price of the ESRT Class A common stock on the New York Stock Exchange on August 27, 2019.

An exchange of OP Units for Series 2019 Preferred Units in this Exchange Offer would increase the annual distribution for tendering holders from the current $0.42 per unit to $0.70 per unit, an increase of over 66%. For example, the current distribution rate on 10,000 OP Units is $4,200.00 per annum. A holder who exchanges 10,000 OP Units in the Exchange Offer would receive 10,000 Series 2019 Preferred Units, which would be entitled to distributions of $7,000.00 per annum. Series 2019 Preferred Units will rank senior to OP Units and to ESRT Class A and Class B common stock for purposes of distributions and upon liquidation.

Distributions on the Series 2019 Preferred Units to be issued pursuant to the Exchange Offer will begin to accrue from October 1, 2019, regardless of the actual date of issuance (unless the Exchange Offer settlement date occurs after the record date for distributions on OP Units for the fourth quarter of 2019, in which case distributions on the Series 2019 Preferred Units will begin to accrue from January 1, 2020). Holders of OP Units who tender their OP Units in the Exchange Offer will still receive distributions for all periods during which they held the OP Units. See “Description of the Series 2019 Preferred Units” and “Certain Federal Income Tax Considerations.”

Is the Exchange Offer suitable for everyone?

No. An exchange of OP Units for Series 2019 Preferred Units in the Exchange Offer may not be suitable for you. The OP Units are common equity interests in the Company and are generally entitled to participate, pro rata with all other common equity holders, in the future operations and business results of the Company. Series 2019 Preferred Units, conversely, represent perpetual equity interests in us and will be entitled only to their stated distribution preference, irrespective of the size, growth or success of the Company. By exchanging your OP Units for Series 2019 Preferred Units, you will be exchanging the distributions and growth potential of the OP Units for the fixed distribution rights of the Series 2019 Preferred Units.

While the distribution rate on the Series 2019 Preferred Units will initially exceed the distribution rate on the OP Units, there can be no guarantee that this will always be the case in the future. In addition, we did not consider the current yield of preferred securities of any other public REIT when setting the distribution rate for the Series 2019 Preferred Units. Other preferred securities can be purchased from other issuers at significantly higher dividend yields. This offering presents the opportunity to exchange any or all of your common OP Units into a higher yielding security on a tax-deferred basis, rather than selling such OP Units in a taxable transaction and being able to invest only the after-tax proceeds.

In addition, we do not intend to apply to list the Series 2019 Preferred Units on any stock exchange or in any trading market. Further, unlike the OP Units, the Series 2019 Preferred Units will not be convertible or exchangeable into or for units of any other class or series, or redeemable for any securities of our general partner. Since the Series 2019 Preferred Units will have no stated maturity date, you may be forced to hold your Series 2019 Preferred Units indefinitely and receive the stated distributions, when, as and if authorized by our general partner, with no guarantee as to ever receiving the liquidation preference.

Pursuant to the terms of ESRT’s Articles of Amendment and Restatement, if you are a holder of ESRT Class B common stock, one share of your ESRT Class B common stock will automatically convert into one share of ESRT Class A common stock for every 49 OP Units that you exchange for Series 2019 Preferred Units in the Exchange Offer.

You should consider carefully all of the information set forth in this Offer to Exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the Exchange Offer.

What are the tax consequences of the Exchange Offer to me?

We believe an exchange of OP Units for Series 2019 Preferred Units will not result in the recognition of gain or loss for U.S. federal income tax purposes, other than in certain limited circumstances described in further detail under “Certain Federal Income Tax Considerations” below. In addition, the tax consequences of the Exchange Offer to you may vary depending on your particular facts and circumstances. See “Certain Federal Income Tax Considerations” for a discussion of the tax treatment of our acquisition of OP Units in the Exchange Offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Exchange Offer.

Will I lose the right to receive distributions for past periods on any OP Units that I tender in the Exchange Offer?

No. Subject to declaration by the board of directors of our general partner, we expect quarterly distributions on our OP Units will next be paid on or about the end of our third fiscal quarter to OP Unitholders of record on or about September 13, 2019. Accordingly, since the Exchange Offer will not expire until October 11, 2019, at the earliest, you will still be a holder of record of your OP Units on the record date, and tendering your OP Units in the Exchange Offer will not affect your right to receive the regular quarterly distribution for the third quarter of 2019. Distributions on the Series 2019 Preferred Units to be issued pursuant to the Exchange Offer will begin to accrue from October 1, 2019, regardless of the actual date of issuance (unless the Exchange Offer settlement date occurs after the record date for distributions on OP Units for the fourth quarter of 2019, in which case distributions on the Series 2019 Preferred Units will begin to accrue from January 1, 2020). Thus, if you tender your OP Units in this offering, you should expect to receive your distribution for the third quarter 2019 at $0.42 per unit and for each quarter thereafter at $0.70 per unit.

Will the Series 2019 Preferred Units to be issued in the Exchange Offer be listed for trading?

Currently, no market exists for the Series 2019 Preferred Units, and we do not intend to apply to list the Series 2019 Preferred Units on any stock exchange or in any trading market. No trading market for the Series 2019 Preferred Units is expected to develop, and holders of Series 2019 Preferred Units may not be able to transfer or sell their Series 2019 Preferred Units, and, if they do, the price received may be substantially less than the stated liquidation preference. Since the Series 2019 Preferred Units will have no stated maturity date and a limited trading market, you may be forced to hold your Series 2019 Preferred Units indefinitely and receive the stated distributions, when, as and if authorized by our general partner, with no guarantee as to ever receiving the liquidation preference.

Will the Series 2019 Preferred Units received by tendering holders of OP Units be freely tradable under the federal securities laws?

Yes, unless you are our affiliate. The Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 3(a)(9) of the Securities Act. Accordingly, Series 2019 Preferred Units received in exchange for OP Units tendered pursuant to the Exchange Offer will not be restricted securities for purposes of the Securities Act and will be tradable without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act). Series 2019 Preferred Units issued pursuant to the Exchange Offer to a holder of OP Units who is deemed to be our affiliate may be sold or transferred only in accordance with the requirements of Rule 144 or other available exemption under the Securities Act. Under our partnership agreement, transfers of Series 2019 Preferred Units will be effective as of the first day of the next succeeding fiscal quarter of the operating partnership. For more information, see “Certain Securities Laws Considerations” and “Description of the Series 2019 Preferred Units—Transfers.”

Will I be able to convert or exchange any Series 2019 Preferred Units I receive in the Exchange Offer for other securities of the Company or of Empire State Realty Trust, Inc.?

No. The Series 2019 Preferred Units will not be convertible or exchangeable for or into units of any other class or series, or redeemable for securities of ESRT, our general partner.

Will the OP Units remain listed on the NYSE Arca, and does the Company intend to remain a public company following the completion of the Exchange Offer?

If the Exchange Offer is completed, we expect that Series ES OP Units, Series 60 OP Units and Series 250 OP Units will continue to qualify for listing on the NYSE Arca. Series ES, Series 60 and Series 250 OP Units are registered under the Exchange Act, which requires, among other things, that we furnish certain information to unitholders and the SEC. We believe that our acquisition of OP Units pursuant to the Exchange Offer will not result in these OP Units becoming eligible for termination of registration under the Exchange Act. The Exchange Offer is conditioned upon, among other things, our having determined that the consummation of the Exchange Offer will not cause any OP Units to be delisted from the NYSE Arca or to be eligible for deregistration under the Exchange Act.

Are you making a recommendation regarding whether I should tender in the Exchange Offer?

No. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the market value of the OP Units, your liquidity needs, your investment objectives and any other factors you deem relevant. No general recommendation is being made by any of the directors, officers or employees of our general partner, the Information Agent or the Depositary to any holder of OP Units as to whether the holder should tender OP Units in the Exchange Offer. You should carefully read this entire Offer to Exchange, the applicable letters of transmittal, as well as our Annual Report, before deciding whether or not to tender your OP Units. You should consult with your personal financial advisor or other legal, tax or investment professionals regarding your individual circumstances.

What is the maximum number of OP Units the Company will acquire in the Exchange Offer?

We are offering to exchange up to 15,000,000 of newly issued Series 2019 Preferred Units on a one-for-one basis for an equal number of OP Units, or approximately 11.8% of the total number of outstanding OP Units held by limited partners other than ESRT. If all conditions to the Exchange Offer are satisfied or waived, we will acquire OP Units on a pro rata basis from all tendering holders, disregarding fractions, according to the number of OP Units tendered by each holder. We will announce the proration percentage, if proration is necessary, within two business day following the expiration date.

If you validly tender OP Units that are not accepted because of proration, those OP Units will be credited back to your appropriate account promptly following the termination of the Exchange Offer without expense to you.

When and how will I receive Series 2019 Preferred Units in exchange for my tendered OP Units?

If all terms and conditions for completion of the Exchange Offer are satisfied or waived, we will issue Series 2019 Preferred Units in exchange for all validly tendered and not withdrawn OP Units, up to a total of 15,000,000 OP Units, promptly after the expiration date of the Exchange Offer. We refer to the date on which such exchange is made as the “settlement date.” The settlement date is expected to be as soon as practicable after the expiration date. We currently anticipate the Exchange Offer settlement date will occur on or before October 25, 2019, although the date is subject to change as described in this Offer to Exchange. We reserve the right to delay settlement pending receipt of any required governmental or regulatory approvals.

We will issue Series 2019 Preferred Units in exchange for your OP Units that are validly tendered, not withdrawn, and accepted by us by delivering the Series 2019 Preferred Units to the Depositary, which will act as your agent for purposes of receiving the Series 2019 Preferred Units from us and transmitting such Series 2019 Preferred Units to you. In all cases, issuance of Series 2019 Preferred Units in exchange for tendered OP Units will be made only after timely receipt by the Depositary of a properly completed and duly executed letter of transmittal and any other required documents for such OP Units. See “The Exchange Offer—Tender of OP Units; Acceptance of OP Units.”

May I tender only a portion of the OP Units that I hold?

Yes. You may choose to tender any or all of your OP Units from any series of OP Units.

What will happen if I do not tender my OP Units and the Exchange Offer is successfully completed?

If the Exchange Offer is successfully completed but you do not tender your OP Units, you will remain a holder of those OP Units.

What are the conditions to the consummation of the Exchange Offer?

The Exchange Offer is conditioned upon, among other things, at least 1,000,000 OP Units having been validly tendered and not properly withdrawn prior to the expiration of the Exchange Offer.

In addition, we are not obligated to accept or pay for, and may delay the acceptance of, any OP Units tendered pursuant to the Exchange Offer, in any event subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if at any time on or after the date of this Offer to Exchange and prior to the expiration date, any of the following conditions shall exist:

1.	there is any litigation regarding the Exchange Offer:

•	challenging or seeking to make illegal, materially delay, restrain or prohibit the Exchange Offer or our acceptance of tendered OP Units; or

•	which could have a material adverse effect on us;

2.

any governmental authority issues a final and nonappealable order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the consummation of the Exchange Offer, or consummation of the Exchange Offer would violate any law, rule or regulation applicable to us, including the distribution limitations under Delaware law;

3.

there shall have occurred or be likely to occur any event or condition affecting our business or financial condition that, in our reasonable judgment, would or might result, directly or indirectly, in the consequences described under condition 1 above;

4.	consummation of the Exchange Offer would cause any series of OP Units to be delisted from the NYSE Arca or to be eligible for deregistration under the Exchange Act.

We will, in our reasonable judgment, determine whether each condition to the Exchange Offer has been satisfied or may be waived and whether any such condition(s) should be waived. If any of the conditions to the Exchange Offer is unsatisfied on the expiration date and we do not or cannot waive such conditions, the Exchange Offer will expire and we will not accept the OP Units that have been validly tendered.

See “The Exchange Offer—Conditions of the Exchange Offer” and “The Exchange Offer—Extension, Termination and Amendment.”

When will the Exchange Offer expire?

The Exchange Offer for each series of OP Units is currently scheduled to expire at midnight, New York City Time, on October 11, 2019. We may, however, extend the Exchange Offer from time to time in our discretion until all the conditions to the Exchange Offer have been satisfied or waived. We will also extend the expiration date of the Exchange Offer if required by applicable law or regulation. We request your response by October 2, 2019.

See “The Exchange Offer—Extension, Termination and Amendment.”

Under what circumstances may the Exchange Offer be terminated, and what happens to my tendered OP Units if that occurs?

The Exchange Offer may be terminated if the conditions to the Exchange Offer discussed in this Offer to Exchange are not satisfied or (where within the Company’s discretion) waived.

If the Exchange Offer is terminated and you previously have tendered OP Units, those OP Units will be credited back to an appropriate account promptly following the termination of the Exchange Offer without expense to you.

See “The Exchange Offer—Tender of OP Units; Acceptance of OP Units.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

If the Exchange Offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date of the Exchange Offer.

See “The Exchange Offer—Extension, Termination and Amendment.”

Will I have to pay any fees or commissions for participating in the Exchange Offer?

You will not pay any fees to the Company, the Information Agent or the Depositary to participate in the Exchange Offer. If you hold your OP Units through a broker, dealer or other nominee, and your broker, dealer or other nominee tenders the OP Units on your behalf, your broker, dealer or other nominee may charge you a fee for doing so. You should consult your broker, dealer or other nominee to determine whether any charges will apply.

See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Expenses.”

How do I tender my OP Units?

If your OP Units are held in your name in the record books of the Company, you must indicate on the enclosed letter of transmittal the number of OP Units you wish to tender and mail the completed and signed letter of transmittal and any other required documents in the envelope provided no later than the time the Exchange Offer expires.

If your OP Units are held in street name (i.e., through a broker, dealer or other nominee), the OP Units can be tendered by your broker, dealer or other nominee through DTC upon your request.

If you have questions, please call the Information Agent at the toll-free number on the back cover of this Offer to Exchange. See “The Exchange Offer—Procedure for Tendering.”

If I recently purchased OP Units, can I still tender my OP Units in the Exchange Offer?

Yes. If you have recently purchased OP Units, you may tender those OP Units in the Exchange Offer, but you must make sure that your purchase transaction settles prior to the expiration date.

What must I do if I want to withdraw my OP Units from the Exchange Offer?

You may withdraw previously tendered OP Units at any time before the expiration of the Exchange Offer. Any OP Units not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any OP Units that you tendered that are not accepted by us for exchange within 40 business days after the commencement of the Exchange Offer. See “The Exchange Offer—Withdrawal of Tenders.”

If your OP Units are registered in your name, in order to withdraw your OP Units from the Exchange Offer, you must deliver a written notice of withdrawal to us, c/o the Depositary, at the appropriate address specified on the back cover of this Offer to Exchange prior to the expiration of the Exchange Offer or, if your OP Units have not been previously accepted by us, after the expiration of 40 business days after the commencement of the Exchange Offer. Your notice of withdrawal must comply with the requirements set forth in this Offer to Exchange. If you have questions, please call the Information Agent at the toll-free number below.

If you hold your OP Units in street name (i.e., through a broker, dealer or other nominee) and you tendered your OP Units through DTC, a withdrawal of your OP Units will be effective if you and your nominee comply with the appropriate procedures of DTC’s Automated Tender Offer Program prior to the expiration of the Exchange Offer or, if your OP Units have not been previously accepted by us, after the expiration of 40 business days after the commencement of the Exchange Offer. Any notice of withdrawal must identify the OP Units to be withdrawn, including, if held through DTC, the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. Your broker, dealer or other nominee can assist you with this process.

See “The Exchange Offer—Withdrawal of Tenders.”

Whom do I call if I have any questions on how to tender my OP Units or any other questions relating to the Exchange Offer?

Any requests for assistance concerning the Exchange Offer may be directed to the Information Agent toll free, for OP Unit holders at (888) 410-7850 or, for banks and brokers at (212) 929-5500. Beneficial owners may also contact their broker, dealer or other nominee. Any requests for additional copies of this Offer to Exchange and the letters of transmittal may be directed to the Information Agent.

Where can I find more information about Empire State Realty OP, L.P.?

For more information, see our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available online at the SEC website (www.sec.gov) and our general partner’s website (www.empirestaterealtytrust.com), and are also available from us upon request. See “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the risks and uncertainties described throughout this Offer to Exchange, including those described below, and the risk factors set forth in Item 1A to our most recent Annual Report on Form 10-K describing the risks of investment in our securities, before you decide whether to tender your OP Units.

We have not obtained a third-party determination that the Exchange Offer is fair to holders of OP Units.

You must make your own independent decision regarding your participation in the Exchange Offer. None of us, our general partner, the directors, officers and employees of our general partner, the Information Agent or the Depositary is making a recommendation as to whether holders of OP Units should tender their OP Units in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of OP Units for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer.

There is no established trading market for the Series 2019 Preferred Units, and this fact may negatively affect the market value of the Series 2019 Preferred Units and your ability to transfer or sell them.

Although the Series 2019 Preferred Units will be freely transferable under the federal securities laws, the Series 2019 Preferred Units will be a new issue of securities with no established trading market. We do not intend to apply to list the Series 2019 Preferred Units on any stock exchange or in any trading market. In addition, unlike the OP Units, the Series 2019 Preferred Units will not be convertible or exchangeable into or for units of any other class or series, or redeemable for any securities of our general partner. Since the Series 2019 Preferred Units will have no stated maturity date, you may be forced to hold your Series 2019 Preferred Units indefinitely and receive the stated distributions, when, as and if authorized by our general partner, with no guarantee as to ever receiving the liquidation preference. No trading market for the Series 2019 Preferred Units is expected to develop, and holders of Series 2019 Preferred Units may not be able to sell their Series 2019 Preferred Units, and, if they do, the price received may be substantially less than the stated liquidation preference.

Following the completion of the Exchange Offer, the number of units of each series of OP Units that are publicly traded may be reduced. Therefore, holders who choose not to tender their OP Units will own a greater percentage interest in our outstanding OP Units. This may reduce the volume of trading and make it more difficult to buy or sell significant amounts of OP Units without affecting the market price.

By exchanging your OP Units for Series 2019 Preferred Units in the Exchange Offer, you are giving up the right to participate in any future increases in the value of the OP Units.

The OP Units are common equity interests in the Company and are generally entitled to participate, pro rata with all other common equity holders, in the future operations and business results of the Company. Series 2019 Preferred Units, conversely, represent perpetual equity interests in us and will be entitled only to the stated distribution preference, irrespective of the size, growth or success of the Company. By exchanging your OP Units for Series 2019 Preferred Units, you will be exchanging the distributions and growth potential of the OP Units for the fixed distribution rights of the Series 2019 Preferred Units. While the distribution rate on the Series 2019 Preferred Units will initially exceed the distribution rate on the OP Units, there can be no guarantee that this will always be the case in the future. By exchanging your OP Units for Series 2019 Preferred Units, you will also be giving up the right to exchange your units for cash or shares of ESRT’s Class A common stock, as well as the ability to realize the potential appreciation in value of ESRT’s Class A common stock.

The Series 2019 Preferred Units may be valued at substantially less than their liquidation preference and may not be comparable to the preferred securities of other public real estate companies.

If the Company or ESRT were to currently make a general public offer of a new series of perpetual preferred securities, we expect that these securities would generally have a materially higher distribution rate than the Series 2019 Preferred Units and would also have enhanced liquidity rights. As a result, the Series 2019 Preferred Units may be valued at substantially less than their $13.52 liquidation preference and otherwise at a significant discount to comparable preferred securities of other public REITs and their operating partnerships. In addition, investors may never be able to receive the liquidation preference because there may not be a liquidation.

The liquidation preference of the Series 2019 Preferred Units is fixed.

The liquidation preference of $13.52 per each Series 2019 Preferred Unit was determined by reference to the closing price of ESRT’s Class A common stock on the New York Stock Exchange on August 27, 2019. The liquidation preference is fixed and will not be adjusted higher or lower at the time the Exchange Offer expires or is settled, irrespective of the then-current market price of the ESRT Class A common stock on the New York Stock Exchange or the market prices of the OP Units as quoted on NYSE Arca. Accordingly, if we acquire your OP Units in the Exchange Offer, you may receive more or less present value than you would have received if you had sold your OP Units in the open market or in an alternative transaction.

Distributions on the Series 2019 Preferred Units are subject to certain limitations.

Unlike indebtedness, where principal and interest customarily are payable on specified due dates, distributions on our Series 2019 Preferred Units will be payable only when, as and if declared by the board of directors of our general partner out of legally available funds for such purpose. Pursuant to the terms of our partnership agreement, distributions on the Series 2019 Preferred Units may only be declared and paid to the extent we have net income from operations in an amount equivalent to such distributions (such amount to be allocated first to the holders of the Series 2019 Preferred Units pursuant to the terms of our amended operating partnership agreement). To the extent the board of directors of our general partner does not declare a distribution on the Series 2019 Preferred Units, or to the extent we do not have sufficient net income from operations equal at least to the amount of all accrued distributions on the Series 2019 Preferred Units, holders of Series 2019 Preferred Units will not receive all or part of accrued distributions, unless and until we earn sufficient net income from operations.

The Series 2019 Preferred Units have not been rated.

We have not sought to obtain a rating for the Series 2019 Preferred Units. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such ratings or that such ratings, if issued, would not adversely affect the market price of the Series 2019 Preferred Units. If we elect in the future to obtain a rating for the Series 2019 Preferred Units, the rating could also adversely affect the market price of the Series 2019 Preferred Units. Ratings only reflect the views of the rating agency or agencies issuing the ratings, and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the market price of the Series 2019 Preferred Units.

Series 2019 Preferred Units will be subordinated to our debt obligations and Series 2014 Preferred Units, and your interests could be diluted by the issuance of additional limited partner interests, including additional Series 2019 Preferred Units, and by other transactions.

The Series 2019 Preferred Units will be subordinated to all of our existing and future indebtedness. As of June 30, 2019, our total debt was $1.9 billion and we had the ability to borrow an additional $1.1 billion under our revolving credit facility, subject to limitations in the credit facility. We may incur additional debt under this or future credit facilities. The payment of principal and interest on our debt reduces cash available for distribution to us and on our limited partner interests, including the Series 2019 Preferred Units. The Series 2019 Preferred Units are also effectively subordinated to our Series 2014 Preferred Units for purposes of distributions and upon liquidation since distributions on the Series 2019 Preferred Units may only be made to the extent of our net income from operations while distributions on the Series 2014 Preferred Units are not subject to that limitation.

In addition, the partnership agreement permits us to issue additional limited partnerships interests on a parity with or senior to the Series 2019 Preferred Units. The issuance of additional limited partner interests on a parity with or senior to the Series 2019 Preferred Units would dilute the interests of the holders of the Series 2019 Preferred Units and could affect our ability to pay distributions on, redeem, or pay the liquidation preference on the Series 2019 Preferred Units. The terms of the Series 2019 Preferred Units do not protect holders in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Series 2019 Preferred Units.

Holders of Series 2019 Preferred Units will have extremely limited voting rights.

Your voting rights as a holder of Series 2019 Preferred Units will be extremely limited. Voting rights for holders of Series 2019 Preferred Units will exist primarily with respect to amendments or other alterations to our operating partnership agreement (including by way of merger, consolidation, transfer or conveyance of all or substantially all of the Company’s assets) that materially and adversely affect the rights of the holders of our Series 2019 Preferred Units, subject to certain exceptions. See “Description of Our Series 2019 Preferred Units—Voting Rights.” Other than in these limited circumstances, holders of Series 2019 Preferred Units will not have any voting rights.

The tax consequences of the Exchange Offer may vary depending on your particular facts and circumstances.

While we believe an exchange of OP Units for Series 2019 Preferred Units should generally not result in the recognition of gain or loss for U.S. federal income tax purposes, there are certain limited circumstances as described in “Certain Federal Income Tax Considerations” below which may cause a holder of OP Units to recognize gain upon the exchange of OP Units for Series 2019 Preferred Units in the Exchange Offer. In addition, the tax consequences of the Exchange Offer to you may vary depending on your particular facts and circumstances. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Exchange Offer. See “Certain Federal Income Tax Considerations” for a discussion of the tax treatment of our acquisition of OP Units in the Exchange Offer.

If you are a holder of ESRT Class B common stock, participating in the Exchange Offer will result in the automatic conversion of some of your Class B shares into Class A shares.

Pursuant to the terms of ESRT’s Articles of Amendment and Restatement, each share of Class B common stock is entitled to 50 votes on each matter on which holders of Class A common stock are entitled to vote, if such share is owned together with 49 OP Units. ESRT’s Class A common stock and Class B common stock vote together as a single class. If you are a holder of ESRT Class B common stock, one share of your ESRT Class B common stock will automatically convert into one share of ESRT Class A common stock for every 49 OP Units that you exchange for Series 2019 Preferred Units in the Exchange Offer. ESRT Class A common stock is entitled to only one vote per share, so your aggregate voting power would be reduced accordingly.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Offer to Exchange contains forward-looking statements. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. In particular, statements pertaining to our capital resources, portfolio performance, dividend policy and results of operations contain forward-looking statements. Likewise, all of our statements regarding capital resources, portfolio performance, dividend policy and results of operations are forward-looking statements. Forward- looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

the factors included in this Offer to Exchange, including those set forth under the heading “Risk Factors,” and in our Annual Report on Form 10-K, including those set forth under the headings “Business” and “Risk Factors, and additional factors that may be contained in any filing we make with the SEC, including Part II, Item 1A of our Quarterly Reports on Form 10-Q;

•	changes in our industry and the real estate markets, either nationally or in Manhattan or the greater New York metropolitan area;

•	reduced demand for office or retail space;

•	decreased rental rates or increased vacancy rates;

•	defaults on, early terminations of or non-renewal of leases by tenants;

•	insolvency of a major tenant or a significant number of smaller tenants;

•	our failure to redevelop and reposition properties, or to execute any planned capital project, successfully or on the anticipated timeline or at the anticipated costs;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	risks of real estate development and capital projects, including construction delays and cost overruns;

•	inability to manage our properties and our growth effectively;

•	departure of any of our key personnel and challenges in succession transition;

•	declining real estate valuations and impairment charges;

•	termination or expiration of our ground leases;

•	changes in real estate and zoning laws and increases in real property tax rates;

•	increased operating costs;

•	misunderstanding of our competition;

•	new office or observatory development in our market;

•	fluctuations in attendance at the observatory;

•	changes in domestic or international tourism, including geopolitical events and currency exchange rates;

•	changes in technology and market competition, which affect utilization of our broadcast or other facilities;

•	changes in our business strategy;

•	resolution of legal proceedings involving the company;

•	general volatility of the capital and credit markets and the market price of our Class A common stock and our publicly-traded OP Units;

•	availability and terms of debt and equity capital;

•	failure to deploy capital effectively;

•	our leverage;

•	fluctuations in interest rates;

•	the discontinuance of LIBOR as an index for interest rates and the possible resulting disruption in debt agreements and/or markets;

•	inability to continue to raise additional debt or equity financing on attractive terms, or at all;

•	our failure to generate sufficient cash flows to service our outstanding indebtedness;

•	inability to make distributions to our securityholders in the future;

•	impact of changes in governmental regulations, tax law and rates and similar matters;

•	ESRT’s failure to continue to qualify as a real estate investment trust, or REIT;

•	lack, or insufficient amounts, of insurance;

•	a future terrorist event in New York City or the U.S.;

•	environmental uncertainties and risks related to climate change, rising sea levels, adverse weather conditions and natural disasters;

•	inability to comply with applicable laws, rules and regulations; and

•	damages resulting from security breaches through cyberattacks, cyber intrusions or otherwise, as well as other significant disruptions of our technology (IT) networks related systems.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation publicly to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this document, except as required by applicable law. For a further discussion of these and other factors that could impact the company’s future results, performance or transactions, see the section entitled “Risk Factors” beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2018 which we filed with the SEC. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us.

THE EXCHANGE OFFER

Your Investment Decision based on Your Circumstances; No General Recommendation

YOU MUST MAKE YOUR OWN INVESTMENT DECISION REGARDING THE EXCHANGE OFFER BASED UPON YOUR OWN ASSESSMENT OF THE MARKET VALUE OF THE OP UNITS, YOUR LIQUIDITY NEEDS, YOUR INVESTMENT OBJECTIVES AND ANY OTHER FACTORS YOU DEEM RELEVANT. NONE OF THE DIRECTORS, OFFICERS AND EMPLOYEES OF OUR GENERAL PARTNER, THE INFORMATION AGENT OR THE DEPOSITARY IS MAKING A RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OP UNITS IN THE EXCHANGE OFFER. AN EXCHANGE OF OP UNITS FOR SERIES 2019 PREFERRED UNITS IN THE EXCHANGE OFFER MAY NOT BE SUITABLE FOR YOU. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS EXCHANGE OFFER IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH UNDER “RISK FACTORS” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Terms of the Exchange Offer

We are offering to exchange up to 15,000,000 of our newly-issued Series 2019 Preferred Units on a one-for-one basis for an equal number of OP Units, or approximately 11.8%% of the total number of outstanding OP Units held by limited partners other than ESRT. The Series 2019 Preferred Units will have a liquidation preference of $13.52 per unit, which was the closing price of the ESRT Class A common stock on the New York Stock Exchange on August 27, 2019.

If all conditions to the Exchange Offer are satisfied or waived, we will acquire OP Units on a pro rata basis from all tendering holders, disregarding fractions, according to the number of OP Units tendered by each holder. We will announce the proration percentage, if proration is necessary, within two business days following the expiration date.

The Series 2019 Preferred Units

Distributions. Holders of the Series 2019 Preferred Units will be entitled to receive cumulative preferential annual cash distributions of $0.70 per Series 2019 Preferred Unit, when, as and if declared by the board of directors of our general partner out of legally available funds for such purpose. An exchange of OP Units for Series 2019 Preferred Units in this Exchange Offer would increase the annual distribution for tendering holders from the current $0.42 per unit to $0.70 per unit, an increase of over 66%. For example, the current distribution rate on 10,000 OP Units is $4,200.00 per annum. A holder who exchanges 10,000 OP Units in the Exchange Offer would receive 10,000 Series 2019 Preferred Units, which would be entitled to distributions of $7,000.00 per annum on a preferential basis. See “Description of the Partnership Agreement—Distributions.”

Distributions will be payable quarterly in arrears on the same day on which quarterly distributions on OP Units are paid, which is currently the last day of each of March, June, September and December (or, if not a business day, the next succeeding business day). Distributions on the Series 2019 Preferred Units will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such distributions, and whether or not distributions are declared. However, distributions on the Series 2019 Preferred Units will only be declared and made to the extent that we have net income from operations in an amount equivalent to such distributions (such amount to be allocated first to holders of the Series 2019 Preferred Units pursuant to the terms of our amended operating partnership agreement). Distributions on the Series 2019 Preferred Units will begin to accrue from October 1, 2019, regardless of the actual date of issuance (unless the Exchange Offer settlement date occurs after the record date for distributions on OP Units for the fourth quarter of 2019, in which case distributions on the Series 2019 Preferred Units will begin to accrue from January 1, 2020).

By exchanging an OP Unit for a Series 2019 Preferred Unit in this offering, a holder would be exchanging an exchangeable variable yield equity security for a non-exchangeable fixed yield preference security, and it is possible that distributions on OP Units will in the future equal or exceed distributions on the Series 2019 Preferred Units. In addition, we did not consider the current yield of preferred securities of any other public REIT when setting the distribution rate for the Series 2019 Preferred Units. Other preferred securities from other issuers can be purchased at significantly higher dividend yields. This offering presents the possibility of acquiring a higher yield security in an exchange that will be tax-deferred in most circumstances, rather than selling OP Units to acquire new securities with the proceeds which remain after tax. See “Certain Federal Income Tax Considerations.”

Liquidation Preference. Holders of the Series 2019 Preferred Units will be entitled to a liquidation preference equivalent to $13.52 per Series 2019 Preferred Unit, plus an amount equal to any accrued and unpaid distributions (whether or not declared) up to, but excluding, the date of payment. Any payments to holders of Series 2019 Preferred Units for any accrued and unpaid distributions upon liquidation will be payable only to the extent we have net income from operations in an amount equivalent to such distributions (such amount to be allocated first to the holders of Series 2019 Preferred Units pursuant to the terms of our amended operating partnership agreement). The payment of the liquidation preference to holders of Series 2019 Preferred Units equivalent to $13.52 per unit will not be dependent upon an equivalent allocation of net income from operations, but will be subject to our having available cash to make such distribution.

Redemption. Except in certain circumstances relating to the preservation of our general partner’s status as a REIT for United States federal income tax purposes, we may not redeem the Series 2019 Preferred Units. In addition, if in the future the Company or its general partner is party to certain fundamental capital transactions, such as a change of control, then the Company will have the right, at its option, to redeem the Series 2019 Preferred Units, in whole but not in part, for cash at a redemption price equal to 200% of their stated liquidation preference, plus all accrued and unpaid distributions (whether or not declared) thereon up to, but excluding the date fixed for redemption, without interest.

No Conversion or Exchange. The Series 2019 Preferred Units will not be convertible or exchangeable for or into units of any other class or series, or redeemable for securities of our general partner.

Voting Rights. Holders of the Series 2019 Preferred Units will have voting rights in connection with amendments to our operating partnership agreement or the terms of the Series 2019 Preferred Units that materially and adversely affect the rights of the Series 2019 Preferred Units. Other than in these limited circumstances, holders of the Series 2019 Preferred Units will have no voting rights.

Ranking. The Series 2019 Preferred Units will, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank:

•

senior to all classes or series of our common units, including the OP Units, and to all classes or series of partnership units now or hereafter authorized, issued or outstanding, the terms of which specifically provide that such units rank junior to the Series 2019 Preferred Units;

•

on parity with any other class or series of partnership units, if the holders of such other class or Series 2019 Preferred Units are entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per unit or liquidation preference, without preference or priority one over the other; and

•

junior to the Series 2014 Preferred Units and any other class or series of partnership units, if the holders of such class or series are entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or in priority to the holders of the Series 2019 Preferred Units.

The Series 2019 Preferred Units will also rank junior in right of payment to all of the Company’s existing and future debt obligations.

Under Delaware law and our operating partnership agreement, no distribution may be made to any unitholder on account of its ownership interest in the operating partnership to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the operating partnership, other than liabilities to unitholders on account of their operating partnership interests and liabilities for which the recourse of creditors is limited to specified property of the operating partnership, exceed the fair value of the assets of the operating partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the operating partnership only to the extent that the fair value of that property exceeds that liability. For purposes of this restriction, “distribution” does not include amounts constituting reasonable compensation for present or past services or reasonable payments made in the ordinary course of business pursuant to a bona fide retirement plan or other benefits program.

See “Description of the Series 2019 Preferred Units” and “Comparison of Rights Between the OP Units and the Series 2019 Preferred Units.”

Other Terms; General

We are making the Exchange Offer only to holders of OP Units in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of OP Units. Our officers, directors and employees may solicit tenders from holders of our OP Units and may answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

MacKenzie Partners, Inc. is acting as Information Agent, and American Stock Transfer and Trust Company, LLC is acting as Depositary in connection with the Exchange Offer. The Information Agent may contact holders of OP Units by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee unitholders to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent will be indemnified against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.

In addition, we will request that brokers, dealers and other nominees forward copies of this Offer to Exchange to the beneficial owners of OP Units, and will provide reimbursement for the cost of forwarding the material. We will not pay any fees or commissions to brokers, dealers, other nominees or other persons (other than as described above) for soliciting tenders of OP Units in connection with the Exchange Offer. In addition, the directors, officers and employees of our general partner may solicit tenders from holders of our OP Units and may answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

You should rely only on the information contained in this Offer to Exchange. Except as described above, we have no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder. None of us, the Depositary or the Information Agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the delivery of this Offer to Exchange nor any purchase made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries or general partner since the respective dates as of which information is given in this Offer to Exchange. We are offering to acquire, and are seeking tenders of, the OP Units only in U.S. jurisdictions where the offers or tenders are permitted pursuant to the laws of such jurisdiction.

Owners who tender their OP Units directly to us through the Depositary will not have to pay any fees or commissions. Holders who tender their OP Units through a broker, dealer or other nominee may be charged a fee by their broker, dealer or other nominee for doing so. Such holders should consult their broker, dealer or other nominee to determine whether any charges will apply.

The term “expiration date” means midnight, New York City Time, on October 11, 2019, unless we extend the period of time for which the Exchange Offer with respect to any series of OP Units is open, in which case the term “expiration date” means the latest time and date on which the Exchange Offer with respect to such series of OP Units, as so extended, expires.

If the Exchange Offer expires or terminates without any OP Units being accepted by us following the expiration or termination of the Exchange Offer, you will continue to hold your OP Units.

Pursuant to the terms of ESRT’s Articles of Amendment and Restatement, if you are a holder of ESRT Class B common stock, one share of your ESRT Class B common stock will automatically convert into one share of ESRT Class A common stock for every 49 OP Units that you exchange for Series 2019 Preferred Units in the Exchange Offer.

Conditions of the Exchange Offer

The Exchange Offer is conditioned upon at least 1,000,000 OP Units having been validly tendered and not properly withdrawn prior to the expiration of the Exchange Offer.

In addition, we are not obligated to accept, purchase or pay for, and may delay the acceptance of, any OP Units tendered pursuant to the Exchange Offer, in any event subject to Rule 14e-1(c) under the Exchange Act, if at any time on or after the date of this Offer to Exchange and prior to the expiration of the Exchange Offer, any of the following conditions shall exist:

1.

there is any litigation regarding the Exchange Offer (i) challenging or seeking to make illegal, materially delay, restrain or prohibit the Exchange Offer or the acceptance of OP Units; or (ii) which could have a material adverse effect on us;

2.

any governmental authority issues a final and nonappealable order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the consummation of the Exchange Offer or consummation of the Exchange Offer would violate any law, rule or regulation applicable to us, including the distribution limitations under Delaware law;

3.

there shall have occurred or be likely to occur any event or condition affecting our business or financial condition that, in our reasonable judgment, would or might result, directly or indirectly, in any of the consequences described within paragraph 1 above;

4.	consummation of the Exchange Offer will cause any series of OP Units to be delisted from the NYSE Arca or to be eligible for deregistration under the Exchange Act.

We will, in our reasonable judgment, determine whether each condition to the Exchange Offer has been satisfied or may be waived and whether any such condition(s) should be waived. If any of the conditions to the Exchange Offer is unsatisfied on the expiration date and we do not or cannot waive such conditions, the Exchange Offer will expire and we will not accept the OP Units that have been validly tendered.

Extension, Termination and Amendment

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Exchange Offer with respect to each series of OP Units is open, in our sole discretion. We will extend the expiration date of the Exchange Offer if required by applicable law or regulation or for any reason we deem appropriate. During any such extension, all OP Units previously tendered and not validly withdrawn will remain subject to the Exchange Offer and subject to your right to withdraw your OP Units in accordance with the terms of the Exchange Offer.

Subject to the SEC’s applicable rules and regulations, we reserve the right, at any time or from time to time, to:

•	amend or make changes to the terms of the Exchange Offer, including the conditions to the Exchange Offer;

•

delay our acceptance or our acquisition of any OP Units pursuant to the Exchange Offer or terminate the Exchange Offer and not accept or acquire any OP Units not previously accepted or acquired, upon the determination that any of the conditions of the Exchange Offer have not been satisfied, as determined by us; and

•	waive any condition.

We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date. If we amend the Exchange Offer in a manner we determine to constitute a material change, we will promptly disclose the amendment as required by law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the Exchange Offer as required by law if the Exchange Offer would otherwise expire during that period.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension termination or amendment of the Exchange Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required under the Exchange Act. If, prior to the expiration date, we increase or decrease the percentage of OP Units being sought or increase or decrease the consideration, or change the type of consideration, offered to holders of OP Units, such modification will be applicable to all holders of OP Units whose OP Units are accepted pursuant to the Exchange Offer and, if, at the time notice of any such modification is first published, sent or given to holders of OP Units, the Exchange Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such ten business day period. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through midnight, New York City Time.

Tender of OP Units; Acceptance of OP Units

Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), we will acquire, promptly after the expiration date, by accepting OP Units validly tendered and not properly withdrawn promptly after the expiration date. The settlement date is expected to be as soon as practicable after the expiration date. In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the acquisition of, any OP Units in order to comply with any applicable law. The reservation of this right to delay the acceptance or acquisition of, or payment for, the OP Units is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the OP Units deposited by, or on behalf of, unitholders, promptly after the termination or withdrawal of the Exchange Offer.

For purposes of the Exchange Offer, we will be deemed to have accepted (and thereby acquired) OP Units validly tendered, not properly withdrawn, and subject to proration if necessary, if and when we notify the Depositary of our acceptance of the tenders of OP Units pursuant to the Exchange Offer. Upon the terms and subject to the conditions of the Exchange Offer, we will deliver Series 2019 Preferred Units in exchange for OP Units to the Depositary, which will act as agent for tendering unitholders for the purpose of receiving the

Series 2019 Preferred Units from us and transmitting such Series 2019 Preferred Units through a book-entry transfer to such tendering unitholders whose OP Units have been accepted.

Under no circumstances will we pay interest on the consideration payable for OP Units, regardless of any delay in making such delivery or extension of the expiration date.

If, prior to the expiration date, we increase the consideration to be paid per OP Unit pursuant to this Exchange Offer, we will pay or deliver such increased consideration for all such OP Units acquired pursuant to the Exchange Offer, whether or not such OP Units were tendered prior to such increase in consideration.

If certain events occur, we may not be obligated to acquire OP Units pursuant to the Exchange Offer. See “The Exchange Offer— Conditions of the Exchange Offer.”

In all cases, delivery to a tendering holder of the consideration for OP Units accepted pursuant to the Exchange Offer will be made only after timely receipt by the Depositary of (i) the appropriate letter of transmittal (or a manually signed photocopy), properly completed and duly executed, and any other documents required by the letter of transmittal or (ii) where applicable, the confirmation of a book-entry transfer of the OP Units into the Depositary’s account at DTC (the book-entry transfer facility) (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “The Exchange Offer—Procedure for Tendering.”

If we do not accept any tendered OP Units pursuant to the terms and conditions of the Exchange Offer for any reason, those OP Units will be credited back to an appropriate account promptly following expiration or termination of the Exchange Offer.

All OP Units that are validly tendered and accepted by us in the Exchange Offer will be cancelled.

Fractional Units

Fractional units will not be issued in this offer. If, under the terms of the Exchange Offer, a tendering holder is entitled to receive an amount of Series 2019 Preferred Units that is not a whole number, we will round up to the nearest whole number. This rounded amount will be the number of Series 2019 Preferred Units such tendering holder will receive, and such tendering holder will not receive any cash in lieu of any fractional units or other consideration otherwise issuable.

Procedure for Tendering

Record Holders.    In order for a unitholder that holds OP Units in book-entry form in the record books of the Company validly to tender OP Units pursuant to the Exchange Offer, the appropriate letter of transmittal (or a manually signed photocopy), properly completed and duly executed, and any other documents required by the appropriate letter of transmittal, must be received by the Depositary at the address set forth on the back cover of this Offer to Exchange prior to the expiration date. The holder may change its election prior to the expiration date of the Exchange Offer by submitting to the Depositary a properly completed and signed revised letter of transmittal.

Holders in Street Name.    In order for a unitholder that holds OP Units in street name (i.e., through a broker, dealer or other nominee) to validly tender OP Units pursuant to the Exchange Offer, the OP Units must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary prior to the expiration date. The Depositary will establish an account with respect to the OP Units at DTC, the book-entry transfer facility, for purposes of the Exchange Offer within two business days after the date of this Offer to Exchange. The holder should instruct its broker, dealer or other nominee to make the appropriate election on its behalf when they tender OP Units through DTC. The holder may change its election by transmitting, or instructing its broker, dealer or other nominee to transmit, revised election information through DTC. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of OP Units by causing DTC to transfer those OP Units into the Depositary’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of OP Units may be effected through book-entry transfer at DTC, any required documents or confirmations must be received by the Depositary prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the Depositary.

Fees.    If you are the record owner of OP Units and you tender your OP Units directly to the Depositary, you will not be obligated to pay any charges or expenses of the Depositary or any brokerage commission. If you own your OP Units through a broker, dealer or other nominee, and your broker, dealer or other nominee tenders the OP Units on your behalf, such institution may charge you a fee for doing so. You should consult your broker, dealer or nominee to determine whether any charges will apply. Transfer taxes on the acquisition of OP Units pursuant to the Exchange Offer, if any, will be paid by us.

No Guaranteed Delivery.    There are no guaranteed delivery provisions provided for by the Company in connection with the Exchange Offer under the terms of this Offer to Exchange or any other related documents. Holders must tender their OP Units in accordance with the procedures set forth above.

Effects of Tenders

By tendering your OP Units as set forth above, you irrevocably appoint the Depositary and its designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your OP Units tendered and accepted by us. Such appointment will be automatically revoked if we do not accept OP Units that you have tendered. All such proxies shall be considered coupled with an interest in the tendered OP Units and therefore shall not be revocable; provided that the OP Units tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the expiration date, as it may be extended by us, and unless theretofore accepted and not returned as provided for herein, may also be withdrawn after the expiration of 40 business days after the commencement of the Exchange Offer, subject to the withdrawal rights and procedures set forth below. Upon the effectiveness of such appointment, all prior proxies or consents given by you will be revoked, and no subsequent proxies or consents may be given (and, if given, will not be deemed effective) unless the tendered OP Units is validly withdrawn.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of OP Units in the Exchange Offer, and our determination shall be final and binding, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. We reserve the right to reject any and all tenders of OP Units in the Exchange Offer determined by us not to be in proper form or the acceptance or acquisition of which may, in our opinion, be unlawful. No alternative, conditional or contingent tenders will be accepted, and no fractional OP Units will be purchased.

Subject to the applicable rules and regulations of the SEC, we also reserve the right to waive, prior to the expiration date, in our sole discretion, any of the conditions to the Exchange Offer, including the absolute right to waive any defect or irregularity in the tender of any OP Units in the Exchange Offer. No tender of OP Units in the Exchange Offer will be deemed to have been made until all defects and irregularities in the tender of such OP Units in the Exchange Offer have been cured or waived. Neither we, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any OP Units in the Exchange Offer or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Exchange Offer (including the letters of transmittal and instructions thereto) will be final and binding, subject to a challenge to our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary.

Rule 14e-4 “Net Long Position” Requirement

It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender securities in a partial tender offer for their own account unless the person so tendering their securities (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of OP Units in the Exchange Offer under any of the procedures described above will constitute the tendering holder’s representation and warranty that (a) such holder has a net long position in the OP Units being tendered pursuant to the Exchange Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such OP Units complies with Rule 14e-4.

The tender of OP Units, pursuant to any of the procedures described above, will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Exchange Offer.

Withdrawal of Tenders

You may validly withdraw OP Units that you tender at any time prior to the expiration date of the Exchange Offer, which is midnight, New York City Time, on October 11, 2019, unless we extend it. Any OP Units not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any OP Units that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the Depositary at the appropriate address specified on the back cover of this Offer to Exchange prior to the expiration date or, if your OP Units are not previously accepted by us, after the expiration of 40 business days after the commencement of the Exchange Offer. Any notice of withdrawal must identify the beneficial owner of the OP Units to be withdrawn, including the name of the beneficial owner of the OP Units, the name of the person who tendered the OP Units, if different, and the number of OP Units to be withdrawn. Your notice of withdrawal must comply with the requirements set forth in this Offer to Exchange. If you tendered OP Units pursuant to the procedures for a book-entry transfer, a withdrawal of OP Units will only be effective if you comply with the appropriate DTC procedures prior to the expiration date of the Exchange Offer or, if your OP Units are not previously accepted by us, after the expiration of 40 business days after the commencement of the Exchange Offer.

If we extend the Exchange Offer, are delayed in our acceptance of the OP Units or are unable to accept OP Units pursuant to the Exchange Offer for any reason, then, without prejudice to our rights under the Exchange Offer, the Depositary may retain tendered OP Units, and those OP Units may not be withdrawn except as otherwise provided in this Offer to Exchange, subject to provisions under the Exchange Act that provide that an issuer making a tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer.

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. Any OP Units withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no consideration will be given, unless the OP Units so withdrawn are validly re-tendered and not properly withdrawn. Properly withdrawn OP Units may be re-tendered by following the procedures described above under “The Exchange Offer—Procedure for Tendering” at any time prior to the expiration date of the Exchange Offer.

None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any OP Units properly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer.

Source and Amount of Funds

The Exchange Offer is not conditioned upon our receipt of financing.

Liquidity; Listing

Currently, no market exists for the Series 2019 Preferred Units, and we do not intend to apply to list the Series 2019 Preferred Units on any stock exchange or in any trading market. See “Risk Factors—There is no established trading market for the Series 2019 Preferred Units which may negatively affect its market value and your ability to transfer or sell your Series 2019 Preferred Units” above.

Series ES OP Units, Series 60 OP Units and Series 250 OP Units are currently listed and traded on the NYSE Arca. Series PR OP Units are not listed on any exchange and are not traded. Holders of all series of common OP Units may exchange their units for cash or, at the election of our general partner, shares of ESRT’s Class A common stock on a one-for-one basis. Shares of ESRT Class A common stock are traded on the New York Stock Exchange.

Following the completion of the Exchange Offer, the number of units of each series of OP Units that are publicly traded may be reduced. Therefore, holders who choose not to tender their OP Units will own a greater percentage interest in our outstanding OP Units. This may reduce the volume of trading and make it more difficult to buy or sell significant amounts of OP Units without affecting the market price.

Appraisal Rights

You do not have appraisal rights in connection with the Exchange Offer.

Certain Legal and Regulatory Matters

Except as set forth in this Offer to Exchange, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of OP Units. We intend to make all required filings under the Exchange Act.

Subsequent Repurchases of OP Units

Whether or not the Exchange Offer is consummated, subject to applicable contractual restrictions, the terms of our operating partnership agreement and applicable law, we or our affiliates may from time to time acquire OP Units, other than pursuant to the Exchange Offer, through open market purchases, privately negotiated transactions, exchange offers, exercise of optional redemption rights, offers to purchase, exercise by holders of their right to redeem the operating partnership units or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the amount to be paid pursuant to the Exchange Offer and could be paid in cash or other consideration not provided for in this Exchange Offer. However, we have no current plan or commitment to do so. Until the expiration of at least ten business days after the date of termination of the Exchange Offer, neither we nor any of our affiliates will make any purchases of OP Units otherwise than pursuant to the Exchange Offer. If required by Rule 13e-3 under the Exchange Act, any subsequent repurchases will be made in accordance with Rule 13e-3 and any other applicable provisions of the Exchange Act.

Depositary

We have retained American Stock Transfer & Trust Company, LLC as Depositary. We will pay American Stock Transfer & Trust Company, LLC reasonable and customary compensation for its services in connection with the Exchange Offer and reimburse it for its reasonable out-of-pocket expenses.

Information Agent

MacKenzie Partners, Inc. is serving as Information Agent in connection with the Exchange Offer. The Information Agent will assist with the mailing of this Offer to Exchange and related materials to holders of OP Units, respond to inquiries of, and provide information to, holders of OP Units in connection with the Exchange Offer, and provide other similar advisory services as we may request from time to time. Questions regarding the terms of the Exchange Offer, and requests for assistance or for additional copies of this Offer to Exchange and any other required documents, may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange.

Expenses

We expect to incur reasonable and customary fees and expenses of approximately $390,000 in connection with the Exchange Offer. We also will reimburse brokerage houses and other brokers, dealers, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Exchange Offer, the letters of transmittal and related documents to the beneficial owners of OP Units and in handling or forwarding tenders of OP Units by their customers.

In connection with the Exchange Offer, the officers, directors and employees of our general partner may solicit tenders of OP Units by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. These officers, directors and employees of our general partner will not be specifically compensated for these services.

No brokerage commissions will be payable by tendering holders of OP Units to us, the Information Agent or the Depositary. Unitholders who tender their OP Units through a broker, dealer or other nominee should contact such institution as to whether it charges any service fees.

Additional Information

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains information with respect to the Exchange Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, in the same manner as is set forth under “Where You Can Find More Information.”

INTERESTS OF DIRECTORS AND OFFICERS

The following table sets forth certain information, as of August 27, 2019, regarding the beneficial ownership of OP Units and ESRT common stock by:

•	each director of our general partner;

•	each named executive officer of our general partner; and

•	all directors and executive officers of our general partner as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days after August 27, 2019 (unless otherwise noted).

On August 27, 2019, there were:

•

178,817,276 shares of ESRT common stock outstanding, 178,697,544 of which represent Class A common stock, 119,732 of which represent restricted Class A common stock, and 1,018,979 of which represent Class B common stock (each of which may be exchanged on a one-for-one basis for shares of our Class A common stock);

•

116,441,696 OP Units outstanding to limited partners other than ESRT, consisting of: (i) 28,292,447 Series ES OP Units, 7,627,838 Series 60 OP Units, 3,858,567 Series 250 OP Units, and 76,662,844 Series PR OP Units, each of which may be exchanged for cash, or at our general partner’s option, shares of ESRT Class A common stock on a one-for-one basis; and (ii) 7,979,323 LTIP units issued pursuant to our 2013 Equity Incentive Plan and 2019 Equity Incentive Plan, each of which, upon the satisfaction of certain conditions, is convertible into operating partnership units.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Unless otherwise indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120.

	Common Stock (Class A and Class B)			Common Stock and Operating Partnership Units
Name	Number of Shares of Common Stock Beneficially Owned	Percent of All Shares of Common Stock (Economic Interest)	Percent of All Shares of Common Stock (Voting Interest)(1)	Number of Shares of Common Stock and Operating Partnership Units Beneficially Owned(2)	Percentage of All Shares of Common Stock and Operating Partnership Units(2)
Anthony E. Malkin(3)	703,347	*	14.2%	32,620,896	11.0%
William H. Berkman	25,000	*	*	67,391	**
Leslie D. Biddle	—	*	*	10,628	**
Thomas J. DeRosa	—	*	*	42,391	**
Steven J. Gilbert	20,000	*	*	57,120	**
S. Michael Giliberto	3,500	*	*	38,035	**
James D. Robinson IV	—	*	*	22,902	**
John B. Kessler	—	*	*	198,927	**
Thomas P. Durels	2,407	*	*	632,824	**
Thomas N. Keltner, Jr.(4)	—	*	*	745,293	**
All directors and executive officers as a group (10 persons)	754,254	*	14.6%	34,436,407	11.6%

*	Represents less than 1% of the number of shares of ESRT Class A common stock and ESRT Class B common stock outstanding.
**	Represents less than 1% of the number of shares of ESRT Class A common stock, ESRT Class B common stock and OP Units, including vested LTIP units outstanding.
(1)

For purposes of this column, ownership of each share of ESRT Class B common stock is treated as 50 shares of ESRT Class A common stock. Holders of ESRT Class B common stock are entitled to fifty votes per share, to the extent they own 49 limited partnership units in our operating partnership for each share of ESRT Class B common stock so voted. The percentages shown in this column are based on 226,979,677 votes, the aggregate number of votes that may be cast by ESRT common stockholders.

(2)

The LTIP units shown in the table are the vested portion of total equity grants previously awarded. Such vested LTIPs may be converted into operating partnership units after satisfaction of a holding period and certain procedural requirements.

(3)

In addition to the 411,502 vested LTIP units referenced in footnote (2) above, includes 60,368 shares of Class A common stock, 642,979 shares of ESRT Class B common stock and 31,506,047 operating partnership units held by: (i) family trusts and entities for which Anthony E. Malkin has sole voting and investment power as sole manager or sole trustee, as applicable, or Anthony E. Malkin and his wife have shared voting and investment power as managers or trustees, as applicable, all for the benefit of Anthony E. Malkin, his wife, and certain other members of their extended family, (ii) family trusts for the benefit of Anthony E. Malkin’s children, (iii) Anthony E. Malkin’s wife and/or (iv) a charitable foundation over which Anthony E. Malkin and his wife have shared voting and investment power; and of which, in each case, Anthony E. Malkin disclaims beneficial ownership of such shares and units except to the extent of his pecuniary interest therein (if any).

(4)

Includes 236,627 OP Units held by Thomas N. Keltner, Jr. Revocable Trust dated February 23, 2008, for which Thomas N. Keltner, Jr. is the trustee, 163,717 OP Units held by Paula S. Keltner Revocable Trust dated March 1, 2008, for which Thomas N. Keltner, Jr.’s wife is the trustee, 162,162 OP Units held by the Thomas N. Keltner, Jr. Family Trust, for which Thomas N. Keltner, Jr.’s wife and sister are the trustees, and 165,000 OP Units held by the Paula S. Keltner, Jr. Family Trust, for which Thomas N. Keltner, Jr. is the trustee.

There have been no purchase or sale transactions in the OP Units by the Company or its executive officers and directors in the 60 days preceding the date of this Offer to Exchange.

MARKET PRICE OF AND DISTRIBUTIONS ON THE OP UNITS AND

ESRT CLASS A COMMON SOCK

OP Units

Prices of the OP Units may fluctuate greatly and holders are urged to obtain current information with respect to the market prices for the OP Units.

Series ES OP Units

Series ES OP Units began trading on the NYSE Arca under the symbol “ESBA” on October 11, 2013. As of August 27, 2019 there were 28,292,447 units of Series ES OP Units outstanding. The following table sets forth, for the periods indicated, the high and low sales prices per unit and distributions per unit of the Series ES OP Units:

	Sales Prices Per Unit
	High	Low	Distributions
2019
Third Quarter (through August 27, 2019)	$15.30	$11.74	$.105
Second Quarter ended June 30, 2019	$15.90	$14.29	$.105
First Quarter ended March 31, 2019	$16.04	$13.73	$.105

2018
Fourth Quarter ended December 31, 2018	$16.58	$11.99	$.105
Third Quarter ended September 30, 2018	$17.79	$16.03	$.105
Second Quarter ended June 30, 2018	$17.58	$15.90	$.105
First Quarter ended March 31, 2018	$20.42	$15.17	$.105

2017
Fourth Quarter ended December 31, 2017	$21.00	$19.82	$.105
Third Quarter ended September 30, 2017	$21.25	$19.64	$.105

On August 27, 2019, the closing sales price of Series ES OP Units on the NYSE Arca was $13.44 per unit.

Series 60 OP Units

Series 60 OP Units began trading on the NYSE Arca under the symbol “OGCP” on October 11, 2013. As of August 27, 2019 there were 7,627,838 units of Series 60 OP Units outstanding. The following table sets forth, for the periods indicated, the high and low sales prices per unit and distributions per unit of the Series 60 OP Units:

	Sales Prices Per Unit
	High	Low	Distributions
2019
Third Quarter (through August 27, 2019)	$15.24	$12.81	$.105
Second Quarter ended June 30, 2019	$15.82	$13.51	$.105
First Quarter ended March 31, 2019	$16.40	$12.16	$.105

2018
Fourth Quarter ended December 31, 2018	$16.54	$13.91	$.105
Third Quarter ended September 30, 2018	$17.72	$16.19	$.105
Second Quarter ended June 30, 2018	$17.50	$16.13	$.105
First Quarter ended March 31, 2018	$20.30	$15.28	$.105

2017
Fourth Quarter ended December 31, 2017	$20.90	$19.83	$.105
Third Quarter ended September 30, 2017	$20.94	$19.49	$.105

On August 27, 2019, the last reported closing sales price of Series 60 OP Units on the NYSE Arca was $13.50 per unit.

Series 250 OP Units

Series 250 OP Units began trading on the NYSE Arca under the symbol “FISK” on October 11, 2013. As of August 27, 2019 there were 3,858,567 units of Series 250 OP Units outstanding. The following table sets forth, for the periods indicated, the high and low sales prices per unit and distributions per unit of the Series 250 OP Units:

	Sales Prices Per Unit
	High	Low	Distributions
2019
Third Quarter (through August 27, 2019)	$15.25	$12.79	$.105
Second Quarter ended June 30, 2019	$15.82	$14.41	$.105
First Quarter ended March 31, 2019	$15.89	$13.83	$.105

2018
Fourth Quarter ended December 31, 2018	$16.51	$13.68	$.105
Third Quarter ended September 30, 2018	$17.68	$16.15	$.105
Second Quarter ended June 30, 2018	$17.51	$15.88	$.105
First Quarter ended March 31, 2018	$20.51	$16.31	$.105

2017
Fourth Quarter ended December 31, 2017	$20.93	$19.84	$.105
Third Quarter ended September 30, 2017	$20.95	$19.11	$.105

On August 27, the last reported closing sales price of Series 250 OP Units on the NYSE Arca was $13.51 per unit.

Series PR OP Units

Series PR OP Units are not listed on any exchange and are not traded. As of August 27, 2019, there were 76,662,844 Series PR OP Units outstanding. The following table sets forth, for the periods indicated, the distributions per unit of the Series PR OP Units:

Distributions
2019
Second Quarter ended June 30, 2019	$.105
First Quarter ended March 31, 2019	$.105

2018
Fourth Quarter ended December 31, 2018	$.105
Third Quarter ended September 30, 2018	$.105
Second Quarter ended June 30, 2018	$.105
First Quarter ended March 31, 2018	$.105

2017
Fourth Quarter ended December 31, 2017	$.105
Third Quarter ended September 30, 2017	$.105

ESRT Class A Common Stock

ESRT Class A common stock began trading on the New York Stock Exchange under the symbol “ESRT” on October 2, 2013. As of August 27, 2019 there were 178,817,276 shares of ESRT Class A common stock outstanding (including 119,732 restricted shares). The following table sets forth, for the periods indicated, the high and low sales prices per unit and dividends per share of the ESRT Class A common stock:

	Sales Prices Per Unit
	High	Low	Distributions
2019
Third Quarter (through August 27, 2019)	$15.36	$12.78	$.105
Second Quarter ended June 30, 2019	$15.96	$14.33	$.105
First Quarter ended March 31, 2019	$16.23	$13.80	$.105

2018
Fourth Quarter ended December 31, 2018	$16.63	$13.66	$.105
Third Quarter ended September 30, 2018	$17.86	$15.99	$.105
Second Quarter ended June 30, 2018	$17.64	$15.94	$.105
First Quarter ended March 31, 2018	$20.54	$16.26	$.105

2017
Fourth Quarter ended December 31, 2017	$21.09	$19.74	$.105
Third Quarter ended September 30, 2017	$21.24	$19.63	$.105

On August 27, 2019, the closing sales price of ESRT Class A common stock on the New York Stock Exchange was $13.52 per share.

COMPARISON OF RIGHTS BETWEEN THE OP UNITS AND THE SERIES 2019 PREFERRED UNITS

The following briefly summarizes the material differences between the rights of holders of OP Units and of holders of the Series 2019 Preferred Units to be issued in the Exchange Offer. See “Description of the Series 2019 Preferred Units” and “Description of the Partnership Agreement” for more information on the rights of the OP Units and the Series 2019 Preferred Units. The discussion below is a summary and is qualified in its entirety by reference to our operating partnership agreement, applicable Delaware law and other documents referred to herein. We urge you to read these documents for a more complete understanding of the differences between the OP Units and the Series 2019 Preferred Units.

Governing Documents

OP Units: The rights of holders of OP Units are set forth in our operating partnership agreement and Delaware law.

Series 2019 Preferred Units: The rights of holders of Series 2019 Preferred Units will be set forth in our operating partnership agreement (including the partnership unit designation establishing the Series 2019 Preferred Units) and Delaware law.

Distributions

OP Units: Subject to the preferential rights of any other class or series of units of limited partnership interest, including the Series 2019 Preferred Units, holders of Series ES OP Units, Series 60 OP Units, Series 250 OP Units and Series PR OP Units are entitled to receive distributions, as and when declared by the board of directors of our general partner, out of legally available funds. See “Description of the Partnership Agreement—Distributions” for more information on the dividend rights of the OP Units under our operating partnership agreement.

Series 2019 Preferred Units: Holders of the Series 2019 Preferred Units will be entitled to receive cumulative preferential annual cash distributions of $0.70 per Series 2019 Preferred Unit, when, as and if declared by the board of directors of our general partner out of legally available funds for such purpose. Distributions will be payable quarterly in arrears on the same day on which quarterly distributions on OP Units are paid, which is currently the last day of each of March, June, September and December (or, if not a business day, the next succeeding business day). Distributions on the Series 2019 Preferred Units will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such distributions, and whether or not distributions are declared. However, distributions on the Series 2019 Preferred Units will only be declared and made to the extent that we have net income from operations in an amount equivalent to such distributions (such amount to be allocated first to holders of the Series 2019 Preferred Units pursuant to the terms of our amended operating partnership agreement). Distributions on the Series 2019 Preferred Units will begin to accrue from October 1, 2019, regardless of the actual date of issuance (unless the Exchange Offer settlement date occurs after the record date for distributions on OP Units for the fourth quarter of 2019, in which case distributions on the Series 2019 Preferred Units will begin to accrue from January 1, 2020).

Ranking; Liquidation Preference

OP Units: The OP Units rank junior with respect to distribution rights and the distribution of assets upon our liquidation, dissolution or winding up to the Series 2019 Preferred Units.

Series 2019 Preferred Units: With respect to distribution rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up, the Series 2019 Preferred Units rank (i) senior to all classes or series of our common units, including the OP Units and to all classes or series of units now or hereafter authorized, issued or outstanding, the terms of which specifically provide that such units rank junior to the Series 2019 Preferred Units; (ii) on parity with any class or series of units expressly designated as ranking on parity with the Series 2019 Preferred Units; and (iii) junior to the Series 2014 Preferred Units, and any class or series of units expressly designated as ranking senior to the Series 2019 Preferred Units. The Series 2019 Preferred Units will also rank junior in right of payment to all of the Company’s existing and future debt obligations.

Holders of the Series 2019 Preferred Units will be entitled to a liquidation preference equivalent to $13.52 per Series 2019 Preferred Unit, plus an amount equal to any accrued and unpaid distributions (whether or not declared) up to, but excluding, the date of payment. Any payments to holders of Series 2019 Preferred Units for any accrued and unpaid distributions upon liquidation will be payable only to the extent we have net income from operations in an amount equivalent to such distributions (such amount to be allocated first to holders of the Series 2019 Preferred Units pursuant to the terms of our amended operating partnership agreement). The payment of the liquidation preference equivalent to $13.52 per unit will not be dependent upon an equivalent allocation of net income from operations, but will be subject to our having available cash to make such distribution.

Voting Rights

OP Units: Each outstanding OP Unit entitles the holder thereof to one vote on all matters submitted to a vote of unitholders.

Series 2019 Preferred Units: So long as any Series 2019 Preferred Units remain outstanding, subject to limited exceptions, we will be required to obtain approval of at least a majority of the then outstanding Series 2019 Preferred Units in order to amend, alter or repeal our operating partnership agreement (including by way of merger, consolidation, transfer or conveyance of all or substantially all of the Company’s assets) in a way that materially and adversely affects the rights of the holders of the Series 2019 Preferred Units. Other than described above, holders of the Series 2019 Preferred Units will have no voting rights. See “Description of the Series 2019 Preferred Units—Voting Rights” for more information on the voting rights of the Series 2019 Preferred Units under our operating partnership agreement.

Mandatory Redemption Rights

OP Units: We generally have no right to redeem our OP Units.

Series 2019 Preferred Units: Except in certain circumstances relating to the preservation of our general partner’s status as a REIT for United States federal income tax purposes, we do not have the right to redeem the Series 2019 Preferred Units. In addition, if in the future the Company or its general partner is party to certain fundamental capital transactions, such as a change of control, then the Company will have the right, at its option, to redeem the Series 2019 Preferred Units, in whole but not in part, for cash at a redemption price equal to 200% of their stated liquidation preference, plus all accrued and unpaid distributions (whether or not declared) thereon up to, but excluding the date fixed for redemption, without interest.

See “Description of the Series 2019 Preferred Units—Redemption” for more information on the redemption provisions of the Series 2019 Preferred Units under our operating partnership agreement.

Holder Redemption or Conversion Rights

OP Units: Each holder of OP Units has the right, subject to the terms and conditions set forth in our operating partnership agreement, to require the operating partnership to redeem all or a portion of the OP Units held by such holder in exchange for a cash amount equal to the number of tendered OP Units multiplied by the price of a share of ESRT’s Class A common stock (determined in accordance with, and subject to adjustment under, the terms of the operating partnership agreement), unless the terms of such OP Units or a separate agreement entered into between the operating partnership and the holder of such OP Units provide that they are not entitled to a right of redemption or provide for a shorter or longer period before such holder may exercise such right of redemption or impose conditions on the exercise of such right of redemption. On or before the close of business on the fifth business day after we receive a notice of redemption, our general partner may, in its sole and absolute discretion, but subject to the restrictions on the ownership of the general partner’s common stock imposed under its articles of incorporation and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered OP Units from the tendering holder in exchange for shares of ESRT Class A common stock, based on an exchange ratio of one share of ESRT Class A common stock for each OP Unit (subject to anti-dilution adjustments provided in our operating partnership agreement). See “Description of the Partnership Agreement—Redemption Rights.”

Series 2019 Preferred Units: Series 2019 Preferred Units will not be convertible into or exchangeable for any other partnership interests or other property or securities of the operating partnership or any other entity, including our general partner.

Restrictions on Ownership and Transfer

OP Units: To the extent they remain listed on a national securities exchange, Series ES OP Units, Series 60 OP Units and Series 250 OP Units generally are freely transferable, and any transferee of such units will be admitted to the operating partnership with respect to such units, subject to certain procedural requirements in the operating partnership agreement.

Series PR OP Units are generally freely transferable to family and affiliates, but other transfers require our general partner’s prior written consent, which may be withheld in our general partner’s sole and absolute discretion. Absent such consent, the transferee will have only the right to receive distributions with respect to the transferred unit and will not be admitted as a partner entitled to vote or effect a redemption with respect to such unit.

Subject to the foregoing, transfers of Series OP Units will be effective as of the first day of the next succeeding fiscal quarter of the operating partnership. See “Description of the Partnership Agreement—Transferability of Operating Partnership Units; Extraordinary Transactions.”

Series 2019 Preferred Units: As with Series PR OP Units, Series 2019 Preferred Units will generally be freely transferable to family and affiliates, but other transfers will require the consent of our general partner in its discretion. Absent such consent, the transferee will have only the right to receive distributions with respect to the transferred Unit and will not be admitted as a partner entitled to vote, as applicable.

Subject to the foregoing, transfers of Series 2019 Preferred Units will be effective as of the first day of the next succeeding fiscal quarter of the operating partnership. See “Description of the Series 2019 Preferred Units—Transfer.”

Listing

OP Units: Series ES OP Units, Series 60 OP Units and Series 250 OP Units are listed on the NYSE Arca. Series PR OP Units are not listed on any exchange and are not traded. ESRT’s Class A common stock is listed on the NYSE.

Series 2019 Preferred Units: Currently, no market exists for the Series 2019 Preferred Units, and we do not intend to apply to list the Series 2019 Preferred Units on any stock exchange or in any trading market.

DESCRIPTION OF THE SERIES 2019 PREFERRED UNITS

The following is a summary of the material terms of the Series 2019 Preferred Units. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and our operating partnership agreement (including the partnership unit designation establishing the Series 2019 Preferred Units). See “Where You Can Find More Information.”

General

The Series 2019 Private Perpetual Preferred Units are a new series of units in the Company. Upon completion of the Exchange Offer, there will be up to 15,000,000 Series 2019 Preferred Units issued and outstanding. Holders of the Series 2019 Preferred Units will be entitled to receive cumulative preferential annual cash distributions of $0.70 per Series 2019 Preferred Unit, when, as and if declared by the board of directors of our general partner out of legally available funds for such purpose.

Currently, no market exists for the Series 2019 Preferred Units, and we do not intend to apply to list the Series 2019 Preferred Units on any stock exchange or in any trading market. We have appointed American Stock Transfer & Trust Company, LLC as the registrar and transfer agent for the Series 2019 Preferred Units. The address of American Stock Transfer & Trust Company, LLC is 6201 15th Avenue, Brooklyn, New York 11219.

Distributions

Distributions will be payable quarterly in arrears on the same day on which quarterly distributions on OP Units are paid, which is currently the last day of each of March, June, September and December (or, if not a business day, the next succeeding business day). If no distributions are paid to holders of OP Units for an applicable quarterly distribution period, the distributions on the Series 2019 Preferred Units for such period will be the last day of each of March, June, September and December (or, if not a business day, the next succeeding business day). Distributions on the Series 2019 Preferred Units will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such distributions, and whether or not distributions are declared. However, distributions on the Series 2019 Preferred Units will only be declared and made to the extent that we have previously allocated (or will, as determined in good faith by the General Partner, allocate in, or with respect to, such taxable year) net cash operating income, in respect of such Series 2019 Preferred Units in an amount equivalent to such distributions. For this purpose, net cash operating income is our net book income calculated without regard to any depreciation or net book gains or losses realized in connection with a revaluation of our assets upon certain revaluation events (or, more generally, it is our net income from operations). Distributions on the Series 2019 Preferred Units will begin to accrue from October 1, 2019, regardless of the actual date of issuance (unless the Exchange Offer settlement date occurs after the record date for distributions on OP Units for the fourth quarter of 2019, in which case distributions on the Series 2019 Preferred Units will begin to accrue from January 1, 2020).

Holders of the Series 2019 Preferred Units will not be entitled to any distribution, whether payable in cash, property or shares of stock, in excess of full cumulative distributions on the Series 2019 Preferred Units. Any distribution payment made on the Series 2019 Preferred Units will first be credited against the earliest accrued but unpaid distributions due with respect to such units which remain payable.

Distributions will be payable to the holder(s) of record of Series 2019 Preferred Units as they appear in our records on the applicable record date established by the board of directors of our general partner for regular quarterly distributions to holders of OP Units; provided, however, that not more than four distributions on the Series 2019 Preferred Units per year will be made to holders of Series 2019 Preferred Units. The amount of any distributions made on the Series 2019 Preferred Units for any period other than a full quarter will be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding any provision to the contrary contained herein, each outstanding Series 2019 Preferred Unit will be entitled to receive a distribution with respect to any distribution payment date equal to the amount paid with respect to each other Series 2019 Preferred Unit that is outstanding on such date.

Except as otherwise provided in our partnership agreement, unless either (i) the full amount of accrued distributions on the Series 2019 Preferred Units have been or contemporaneously are declared and paid or (ii) a sum sufficient for the payment thereof is set apart for payment (without the need for any declaration) for all past payment periods and we project, in good faith, that the cash available for distributions to holders of Series 2019 Preferred Units as of the next payment date will be sufficient to fund the full payment of the accrued distributions at such time on the Series 2019 Preferred Units and all other classes or series of our partnership units ranking, as to distributions, on parity with the Series 2019 Preferred Units, no distributions or other payments will be declared and paid, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any OP Units or any other class or series of our partnership units ranking, as to distributions, on parity with or junior to the Series 2019 Preferred Units for any period, nor will any OP Units or any other class or series of our partnership units ranking, as to distributions or upon liquidation, on parity with or junior to the Series 2019 Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor will any funds be paid or made available for a sinking fund for the redemption of such units, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by us, subject to limited exceptions pursuant to the partnership agreement relating to action legally required to maintain status as a REIT; provided, however, that our general partner may suspend the foregoing prohibition on any redemption or distribution (other than a liquidating distribution) in respect of any other class, solely to the extent that (i) it concludes in good faith that the absence of such redemption or distribution would materially impair the market value of our Company and (ii) the then unpaid amount of distributions on the Series 2019 Preferred Units is thereafter accrued with additional amounts thereon at 8% per annum compounding annually, so that such additional amount shall be thereafter included in the preference amount.

When distributions are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series 2019 Preferred Units and on any other class or series of our partnership units ranking, as to distributions, on parity with the Series 2019 Preferred Units, all distributions declared upon the Series 2019 Preferred Units and all distributions declared upon each such other class or series of our partnership units ranking, as to distributions, on parity with the Series 2019 Preferred Units will be declared pro rata so that the amounts of distributions made per Series 2019 Preferred Unit and distributions declared on such other class or series of partnership unit will in all cases bear to each other the same ratio that accrued distributions per Series 2019 Preferred Unit and accrued distributions for such other class or series of partnership unit bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any payments on the Series 2019 Preferred Units which may be in arrears, except as provided in clause (b) of the preceding paragraph.

Ranking

The Series 2019 Preferred Units will, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank:

•

senior to all classes or series of our common units, including the OP Units, and to all classes or series of partnership units now or hereafter authorized, issued or outstanding, the terms of which specifically provide that such units rank junior to the Series 2019 Preferred Units;

•

on parity with any other class or series of our partnership units, if the holders of such other class or series of our partnership units and the Series 2019 Preferred Units are entitled to the receipt of preferential payments or of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid preferential payments per partnership unit or liquidation preference, without preference or priority one over the other; and

•

junior to the Series 2014 Preferred Units, and any class or series of our partnership units, if the holders of such class or series of partnership units are entitled to the receipt of preferential payments and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or in priority to the holders of the Series 2019 Preferred Units.

The Series 2019 Preferred Units will also rank junior in right of payment to all of the Company’s existing and future debt obligations.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution or payment shall be made to holders of OP Units or any other class or series of partnership units ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, junior to the Series 2019 Preferred Units, the holders of Series 2019 Preferred Units will be entitled to be paid out of the assets of the Company legally available for distribution to its unitholders, after payment of or provision for the debts and other liabilities of the Company, a liquidation preference of $13.52 per unit, plus an amount equal to any accrued and unpaid distributions (whether or not declared) up to, but excluding the date of payment. Any payments to holders of Series 2019 Preferred Units for any accrued and unpaid distributions upon liquidation will be payable only to the extent we have previously allocated (or will, as determined in good faith by the General Partner, allocate in, or with respect to, such taxable year) net income from operations in respect of such Series 2019 Preferred Units in an amount equivalent to such distributions. The payment of the liquidation preference equivalent to $13.52 per unit will not be dependent upon an equivalent allocation of net income from operations, but will be subject to our having available cash to make such distribution.

In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the full amount of the Series 2019 Preferred Unit liquidation preference on all outstanding Series 2019 Preferred Units and the corresponding amounts payable on all other classes or series of partnership units ranking, as to liquidation rights, on parity in the distribution of assets with the Series 2019 Preferred Units, then the holders of the Series 2019 Preferred Units and the holders of each such other class or series will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

After payment of the full amount of the liquidating distributions to which the holders of the Series 2019 Preferred Units would be entitled pursuant to the above, the holders of the Series 2019 Preferred Units will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Redemption

Except in certain circumstances relating to the preservation of our general partner’s status as a REIT for United States federal income tax purposes, the Company may generally not redeem the Series 2019 Preferred Units.

If the Company or its general partner is a party to any transaction (including without limitation a merger, consolidation, unit exchange or other business combination or reorganization, or sale of all or substantially all of the Company’s assets, in each case) as a result of which OP Units are exchanged for or converted into the right, or the holders of OP Units are otherwise entitled, to receive cash, securities or other property or any combination thereof, then in connection with such transaction the Company will have the right, at its option, to redeem the Series 2019 Preferred Units, in whole but not in part, for cash at a redemption price equal to 200% of their stated liquidation preference, plus all accrued and unpaid distributions (whether or not declared) thereon up to, but excluding the date fixed for redemption, without interest. To exercise this redemption right, the Company must mail the relevant notice of redemption to holders of Series 2019 Preferred Units not earlier than the 60 days prior to nor later than 90 days after the effective date of such transaction.

In addition, in the event of the liquidation, dissolution or winding up of the Company, the general partner will have the right to redeem, on any payment date established by the general partner for liquidating distributions, Series 2019 Preferred Units in consideration for the Series 2019 Preferred Unit liquidation preference.

Voting Rights

Holders of Series 2019 Preferred Units will only have those voting rights required from time to time by non-waivable provisions of applicable law, if any, and the limited additional voting rights described below.

Except as otherwise provided in our partnership agreement, so long as any Series 2019 Preferred Units remain outstanding, the affirmative vote or consent of the holders of a majority of the Series 2019 Preferred Units outstanding at the time (voting separately as a class), given in person or by proxy, either in writing or at a meeting, will be required to amend, alter or repeal the provisions of our partnership agreement, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise, so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Series 2019 Preferred Units. These voting provisions will not apply if, at or prior to such time, all outstanding Series 2019 Preferred Units will have been redeemed or (i) notice of redemption of all of the outstanding Series 2019 Preferred Units has been given, (ii) the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of such Series 2019 Preferred Units so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid distributions thereon.

Other than as described above, holders of Series 2019 Preferred Units will not be entitled to vote with respect to (a) any increase in the total number of OP Units or Series 2019 Preferred Units, or the creation or issuance of any other class or series of partnership interests. Other than as described above, holders of Series 2019 Preferred Units will not have any voting rights with respect to the taking of any partnership action by the general partner, regardless of the effect that such partnership action may have upon the powers, preferences, voting power or other rights or privileges of the Series 2019 Preferred Units.

On any matter in which the Series 2019 Preferred Units may vote, each Series 2019 Preferred Unit will be entitled to one vote per $13.52 of liquidation preference (excluding amounts in respect of accumulated and unpaid distributions).

Conversion

Series 2019 Preferred Units will not be convertible into or exchangeable for any other partnership interests or other property or securities of the Company or any other entity, including our general partner.

Transfers

Series 2019 Preferred Units will generally be freely transferable to family and affiliates, but will require the consent of our general partner for any other transferee. Absent such consent, the transferee will have the right to receive distributions with respect to the transferred unit, but will not be admitted as a partner entitled to any voting rights. Transfers of Series 2019 Preferred Units and admission of transferees to the operating partnership are also subject to procedural requirements described in the operating partnership agreement. Transfers of Series 2019 Preferred Units will be effective as of the first day of the next succeeding fiscal quarter of the operating partnership.

No Maturity or Sinking Fund

Series 2019 Preferred Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. No sinking fund has been established for the retirement or redemption of the Series 2019 Preferred Units

DESCRIPTION OF THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the operating partnership agreement, as amended. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and the operating partnership agreement. See “Where You Can Find More Information.” For the purposes of this section, references to the “operating partnership” refer to Empire State Realty OP, L.P. and references to the “general partner” or “ESRT” refer to Empire State Realty Trust, Inc.

General

We are a Delaware limited partnership that was formed on November 28, 2011. ESRT is our sole general partner. Pursuant to the operating partnership agreement, ESRT has, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including a merger of the operating partnership or a sale of substantially all of the assets of the operating partnership. The limited partners have no power to remove the general partner without the general partner’s consent.

ESRT may not conduct any business without the consent of a majority of the limited partners other than in connection with the ownership, acquisition and disposition of partnership interests, the management of the business of the operating partnership, ESRT’s operation as a reporting company with a class of securities registered under the Exchange Act, the offering, sale syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to the operating partnership or its assets or activities and such activities as are incidental to those activities discussed above. In general, ESRT must contribute any assets or funds that ESRT acquires to the operating partnership in exchange for additional partnership interests. ESRT may, however, in ESRT’s sole and absolute discretion, from time to time hold or acquire assets in ESRT’s own name or otherwise other than through the operating partnership so long as ESRT takes commercially reasonable measures that the economic benefits and burdens of such property are otherwise vested in the operating partnership. ESRT and its affiliates may also engage in any transactions with the operating partnership on such terms as ESRT may determine in its sole and absolute discretion.

ESRT is under no obligation to give priority to the separate interests of the limited partners or ESRT’s stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. If there is a conflict between the interests of ESRT’s stockholders on the one hand and the limited partners on the other, ESRT will endeavor in good faith to resolve the conflict in a manner not adverse to either ESRT’s stockholders or the limited partners. ESRT is not liable under the operating partnership agreement to the operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that ESRT has acted in good faith. The limited partners of the operating partnership have agreed that in the event of a conflict in the duties owed by ESRT’s directors and officers to ESRT and its stockholders and the fiduciary duties owed by ESRT to such limited partners, ESRT will fulfill its fiduciary duties to such limited partners by acting in the best interests of ESRT’s stockholders.

Substantially all of ESRT’s business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through the operating partnership, and the operating partnership must be operated in a manner that will enable ESRT to satisfy the requirements for qualification as a REIT.

Operating Partnership Units

Interests in the operating partnership are denominated in units of limited partnership interest. The operating partnership has two classes of limited partnership interest—operating partnership units and LTIP units. The operating partnership common units have four series that were created in connection with its formation transactions—Series PR OP Units, Series ES OP Units, Series 60 OP Units and Series 250 OP Units. Of these, ESRT holds only Series PR OP Units.

Series ES OP Units, Series 60 OP Units and Series 250 OP Units are listed on the NYSE Arca under the symbols “ESBA,” “OGCP,” and “FISK,” respectively. Other than with respect to the transfer restrictions applicable to the Series PR OP Units as described below under “—Transferability of Operating Partnership Units; Extraordinary Transactions” and the fact that the Series PR OP Units are not listed on a national securities exchange, each series of OP Units has identical rights as to distributions, liquidation and other rights as a limited partner in the operating partnership. The four series vote together as a single class on all matters on which the holders of OP Units have the right to approve, as described below. ESRT may, without the consent of the limited partners, delist some or all of the operating partnership units from the national securities exchange on which such operating partnership units are traded.

On August 26, 2014, the operating partnership agreement was amended to create an additional series of operating partnership units designated as the Private Perpetual Preferred Units (“Series 2014 Preferred Units”), which were issued to holders of the other four series of operating partnership units in connection with an exchange offer.

Management Liability and Indemnification

Neither ESRT nor ESRT’s directors and officers are liable to the operating partnership, the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The operating partnership agreement provides for indemnification of ESRT, its affiliates and each of ESRT’s respective officers, directors, employees and any persons ESRT may designate from time to time in its sole and absolute discretion, including present and former members, managers, stockholders, directors, limited partners, general partners, officers or controlling persons of our predecessor, to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that the operating partnership will not indemnify such person, for (i) willful misconduct or a knowing violation of the law, (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the operating partnership agreement, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the operating partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Fiduciary Responsibilities

ESRT’s directors and officers have duties under applicable Maryland law to manage ESRT in a manner consistent with ESRT’s best interests. At the same time, ESRT as the general partner in the operating partnership has fiduciary duties to manage the operating partnership in a manner beneficial to the operating partnership and its limited partners. The duties of ESRT to the operating partnership and its limited partners, therefore, may come into conflict with the duties of ESRT’s directors and officers to ESRT and ESRT’s stockholders. ESRT will be under no obligation to give priority to the separate interests of the limited partners in the operating partnership or its stockholders in deciding whether to cause the operating partnership to take, or decline to take, any action. The limited partners of the operating partnership have agreed that in the event of a conflict in the duties owed by ESRT’s directors and officers to ESRT and its stockholders and the fiduciary duties owed by ESRT, in its capacity as general partner in the operating partnership, to such limited partners, ESRT will fulfill its fiduciary duties to such limited partners by acting in the best interests of ESRT’s stockholders.

The limited partners in the operating partnership expressly acknowledged that ESRT is acting for the benefit of the operating partnership, the limited partners and ESRT’s stockholders collectively.

LTIP Units

The operating partnership may issue LTIP units to ESRT’s directors, executive officers and certain other employees. These LTIP units will be subject to certain vesting requirements. The rights, privileges, and obligations related to each series of LTIP units will be established at the time the LTIP units are issued. As profits interests, LTIP units initially will not have full parity, on a per unit basis, with the operating partnership’s common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with operating partnership units and therefore accrete to an economic value for the holder equivalent to operating partnership units. If such parity is achieved, vested LTIP units may be converted on a one-for-one basis into Series PR OP Units, which in turn are redeemable by the holder for cash or, at ESRT’s election, exchangeable for shares of ESRT Class A common stock on a one-for-one basis. However, there are circumstances under which LTIP units will not achieve parity with operating partnership units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of ESRT Class A common stock and may be zero.

Distributions

The operating partnership agreement provides that ESRT may cause the operating partnership to make quarterly (or more frequent) distributions of all, or such portion as ESRT may in ESRT’s sole and absolute discretion determine, of ESRT’s available cash (which is defined to be cash available for distribution as determined by the general partner) (i) first, with respect to any operating partnership units and LTIP units that are entitled to any preference in accordance with the rights of such operating partnership unit or LTIP unit (and, within such class, pro rata according to their respective percentage interests) and (ii) second, with respect to any operating partnership units and LTIP units that are not entitled to any preference in distribution, in accordance with the rights of such class of operating partnership unit or LTIP units (and, within such class, pro rata in accordance with their respective percentage interests).

Pursuant to the terms of the Series 2014 Preferred Units, holders of the Series 2014 Preferred Units will be entitled to receive cumulative preferential annual cash distributions of $0.60 per 2014 Preferred Unit, when, as and if declared by the board of directors of the Company out of legally available funds for such purpose. Distributions will be payable quarterly in arrears on the same day on which quarterly distributions on other operating partnership units are paid. Distributions on the Series 2014 Preferred Units will accrue whether or not the operating partnership has earnings, whether or not there are funds legally available for the payment of such distributions, and whether or not distributions are declared.

Subject to certain exceptions, unless full cumulative distributions on the Series 2014 Preferred Units for all past distribution periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment, the operating partnership may not:

•	declare and pay or declare and set apart for payment of any distribution, or declare and make any other distribution of cash or other property, directly or indirectly, on or with respect to; or

•	redeem, purchase or otherwise acquire for any consideration, or pay or make available any monies for a sinking fund for the redemption of;

any operating partnership units or any other class or series of its partnership units ranking, as to distributions and upon liquidation, on parity with or junior to the Series 2014 Preferred Units.

In addition, upon the operating partnership’s voluntary or involuntary liquidation, dissolution or winding up, before any distribution or payment shall be made to holders of operating partnership units or any other class or series of partnership units ranking, as to rights upon the operating partnership’s voluntary or involuntary liquidation, dissolution or winding up, junior to the Series 2014 Preferred Units, the holders of Series 2014 Preferred Units will be entitled to be paid out of the operating partnership’s assets legally available for distribution to the unitholders, after payment of or provision for the debts and other liabilities of the operating partnership, a liquidation preference of $16.62 per Series 2014 Preferred Unit, plus an amount equal to any accrued and unpaid distributions (whether or not declared) up to, but excluding, the date of payment.

Allocations of Net Income and Net Loss

Net income and net loss of the operating partnership are determined and allocated with respect to each fiscal year of the operating partnership as of the end of the year. Except as otherwise provided in the operating partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the operating partnership agreement, net income and net loss are allocated to the holders of operating partnership units or LTIP units holding the same class or series of operating partnership units or LTIP units in accordance with their respective percentage interests in the class or series at the end of each fiscal year. In particular, upon the occurrence of certain specified events, the operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit or LTIP unitholders. The operating partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise required by the operating partnership agreement or the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of the operating partnership for U.S. federal income tax purposes in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the operating partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as the operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The operating partnership will allocate tax items to the holders of operating partnership units or LTIP units taking into consideration the requirements of Section 704(c). See “Certain Federal Income Tax Considerations.”

ESRT, as the sole general partner in the operating partnership, has sole discretion to ensure that allocations of income, gain, loss and deduction of the operating partnership are in accordance with the interests of the partners as determined under the Code and all matters concerning allocations of tax items not expressly provided for in the operating partnership agreement may be determined by ESRT in its sole discretion. In addition, ESRT, as general partner in the operating partnership, may adopt conventions and methods of accounting for determining asset values, basis and identities of partners for proper administration of the operating partnership and to preserve the uniformity of each series of operating partnership units that are traded on NYSE Arca.

Redemption Rights

After 12 months of becoming a holder of operating partnership units (including any Series PR OP Units issued in redemption of LTIP units, subject to the applicable LTIP grant), each limited partner of the operating partnership has the right, subject to the terms and conditions set forth in the operating partnership agreement, to require the operating partnership to redeem all or a portion of the operating partnership units held by such limited partner in exchange for a cash amount equal to the number of tendered operating partnership units multiplied by the price of a share of ESRT Class A common stock (determined in accordance with, and subject to adjustment under, the terms of the operating partnership agreement), unless the terms of such operating partnership units or a separate agreement entered into between the operating partnership and the holder of such operating partnership units provide that they are not entitled to a right of redemption or provide for a shorter or longer period before such limited partner may exercise such right of redemption or impose conditions on the exercise of such right of redemption. On or before the close of business on the fifth business day after ESRT receives a notice of redemption, ESRT may, in its sole and absolute discretion, but subject to the restrictions on the ownership of ESRT common stock imposed under ESRT’s charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered operating partnership units from the tendering partner in exchange for shares of ESRT Class A common stock, based on an exchange ratio of one share of ESRT Class A common stock for each operating partnership unit (subject to anti-dilution adjustments provided in the operating partnership agreement). It is ESRT’s current intention to exercise this right in connection with any redemption of operating partnership units.

Transferability of Operating Partnership Units; Extraordinary Transactions

ESRT will not be able to withdraw voluntarily from the operating partnership or transfer ESRT’s interest in the operating partnership, including ESRT’s limited partner interest unless the transfer is made in connection with (i) any merger, consolidation or other combination in which, following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to ESRT’s stockholders, (ii) a transfer to a qualified REIT subsidiary or (iii) as otherwise expressly permitted under the operating partnership agreement. The operating partnership agreement permits ESRT to engage in a merger, consolidation or other combination, or sale of substantially all of ESRT’s assets if:

•	ESRT receives the consent of a majority in interest of the limited partners (excluding ESRT);

•	following the consummation of such transaction, substantially all of the assets of the surviving entity consist of partnership units; or

•

as a result of such transaction all limited partners will receive, or will have the right to receive, for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of ESRT Class A common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of ESRT’s common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it exercised its redemption right (described above) and received shares of ESRT Class A common stock immediately prior to the expiration of the offer.

With certain limited exceptions for family and affiliates, the limited partners who own Series PR OP Units, Series 2014 Preferred Units or LTIP units may not transfer their interests in the operating partnership without ESRT’s prior written consent, which consent may be withheld in ESRT’s sole and absolute discretion. Except with ESRT’s consent to the admission of the transferee as a limited partner with respect to Series PR OP Units, Series 2014 Preferred Units or LTIP units, no transferee of such units shall have any rights by virtue of the transfer other than the rights of an assignee to receive distributions, and will not be entitled to vote or effect a redemption, as applicable, with respect to such partnership units. To the extent they remain listed on a national securities exchange, Series ES OP Units, Series 60 OP Units and Series 250 OP Units generally are freely transferable, and any transferee of such units will be admitted to the partnership with respect to such units. Notwithstanding the foregoing, transfers of operating partnership units and admission of transferees to the partnership are subject to certain other procedural requirements described in the partnership agreement.

Issuance of Common Stock and Additional Partnership Interests

Pursuant to the operating partnership agreement, upon the issuance of ESRT stock other than in connection with a redemption of operating partnership units, ESRT will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to the operating partnership in exchange for, in the case of common stock, operating partnership units or, in the case of an issuance of preferred stock, preferred operating partnership units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock. In addition, ESRT may cause the operating partnership to issue additional operating partnership units or other partnership interests and to admit additional limited partners to the operating partnership from time to time, on such terms and conditions and for such capital contributions as ESRT may establish in ESRT’s sole and absolute discretion, without the approval or consent of any limited partner, including: (i) upon the conversion, redemption or exchange of any debt, units or other partnership interests or other securities issued by the operating partnership; (ii) for less than fair market value; or (iii) in connection with any merger of any other entity into the operating partnership.

Tax Matters

Pursuant to the operating partnership agreement, the general partner is designated as the tax matters partner in the operating partnership and also serves as the “partnership representative” of the operating partnership, and has certain other rights relating to tax matters. Accordingly, as the general partner, the tax matters partner, and the partnership representative, ESRT has authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of the operating partnership.

Term

The term of the operating partnership commenced on November 28, 2011 and will continue perpetually, unless earlier terminated in the following circumstances:

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a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

•

an election to dissolve the operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

•	entry of a decree of judicial dissolution of the operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•

the occurrence of any sale or other disposition of all or substantially all of the assets of the operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the operating partnership;

•	the redemption (or acquisition by the general partner) of all operating partnership units that the general partner has authorized other than those held by ESRT; or

•

the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Amendments to the Operating Partnership Agreement

Amendments to the operating partnership agreement may be proposed only by the general partner. Generally, the operating partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by ESRT or its subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:

•	convert a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest);

•	modify the limited liability of a limited partner;

•	modify the rights of any partner to receive the distributions to which such partner is entitled (subject to certain exceptions);

•	modify the redemption rights provided by the operating partnership agreement; or

•	modify the provisions governing transfer of the general partner’s partnership interest.

Notwithstanding the foregoing, ESRT will have the power, without the consent of the limited partners, to amend the operating partnership agreement as may be required to:

•	add to ESRT’s obligations or surrender any right or power granted to ESRT or any of its affiliates for the benefit of the limited partners;

•

reflect the admission, substitution, or withdrawal of partners or the termination of the operating partnership in accordance with the operating partnership agreement and to cause the operating partnership or the operating partnership’s transfer agent to amend its books and records to reflect the holders of operating partnership units and LTIP units in connection with such admission, substitution or withdrawal;

•

reflect a change that is of an inconsequential nature or does not adversely affect the limited partners as such in any material respect, or to cure any ambiguity, correct or supplement any provision in the operating partnership agreement not inconsistent with the law or with other provisions, or make other changes with respect to matters arising under the operating partnership agreement that will not be inconsistent with the law or with the provisions of the operating partnership agreement;

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

•

set forth or amend the designations, preferences, conversion or other rights, voting powers, duties restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders of any additional partnership units issued or established pursuant to the operating partnership agreement;

•

reflect such changes as are reasonably necessary for ESRT to maintain or restore ESRT’s qualification as a REIT, to satisfy the REIT requirements or to reflect the transfer of all or any part of a partnership interest among ESRT and any qualified REIT subsidiary or entity that is disregarded as an entity separate from the general partner for U.S. federal income tax purposes;

•

modify either or both of the manner in which items of net income or net loss are allocated or the manner in which capital accounts are computed (but only to the extent set forth in the operating partnership agreement, or to the extent required by the Code or applicable income tax regulations under the Code);

•

act to facilitate the uniformity of tax consequences within each of the Series ES OP Units, Series 60 OP Units, Series 250 OP Units (including any division of such classes), or other operating partnership units listed on a national securities exchange to facilitate their trading on such exchange;

•	comply with any rules, regulation, guideline or requirement of any national securities exchange on which the Series ES OP Units, Series 60 OP Units or Series 250 OP Units are or will be listed;

•	issue additional partnership interests;

•

reflect the admission, substitution, termination or withdrawal of the general partner and limited partners or an increase or decrease in either the general partner’s or limited partner’s DRO Amount (as defined in the operating partnership agreement) in accordance with the operating partnership agreement;

•

impose restrictions on the transfer of operating partnership units if the general partner of the operating partnership receives an opinion of counsel reasonably to the effect that such restrictions are necessary in order to comply with any federal or state securities laws or regulations applicable to the operating partnership or the operating partnership units; and

•

reflect any other modification to the operating partnership agreement as is reasonably necessary for the business or operations of the operating partnership or the general partner of the operating partnership and which does not otherwise require the consent of each partner adversely affected.

Holders of the Series 2014 Preferred Units have voting rights in connection with amendments to the operating partnership’s operating partnership agreement or the terms of the Series 2014 Preferred Units that materially and adversely affect the rights of the holders of the Series 2014 Preferred Units. Other than in these limited circumstances, holders of the Series 2014 Preferred Units have no voting rights.

Certain provisions affecting the rights and duties as general partner, either directly or indirectly (e.g., restrictions relating to certain extraordinary transactions involving ESRT or the operating partnership) may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by ESRT).

Transfer Agent and Registrar

American Stock Transfer and Trust Company, LLC, Operations Center, Attn: Reorganization Department, 6201 15th Avenue, Brooklyn, New York, 11219, is the transfer agent and registrar for Series ES OP Units, Series 60 OP Units, Series 250 OP Units, Series PR OP Units and Series 2014 Preferred Units.

DESCRIPTION OF ESRT COMMON STOCK

The following is a summary of the rights and preferences of ESRT common stock. This summary does not purport to be complete and is subject to and is qualified in its entirety by reference to ESRT’s articles of incorporation and bylaws, and by the applicable provisions of Maryland law. See “Where You Can Find More Information.” References to “we” and “our” in this summary refer to Empire State Realty Trust, Inc.

General

ESRT’s charter provides that we may issue up to 400,000,000 shares of Class A common stock, $0.01 par value per share, which we refer to herein as the Class A common stock, up to 50,000,000 shares of Class B common stock, $0.01 par value per share, which we refer to herein as the Class B common stock and, together with the Class A common stock, we refer to herein as the “common stock,” and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue without stockholder approval. As of August 27, 2019, there were 178,817,276 shares of ESRT Class A common stock, including 119,732 shares of restricted stock, and 1,018,979 shares of ESRT Class B common stock outstanding and no shares of preferred stock issued and outstanding. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Shares of Common Stock

All of the shares of Class A common stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in our charter, each outstanding share of Class A common stock entitles the holder thereof to one vote, and each outstanding share of Class B common stock entitles the holder thereof to 50 votes (so long as holding 49 operating partnership units for each such Class B share), on all matters on which the stockholders of Class A common stock are entitled to vote, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Class A common stock and Class B common stock will vote together as a single class and will possess the exclusive voting power. The Class B common stock provides its holder with a voting right that is no greater than if such holder had received solely Class A common stock in the consolidation. Each share of Class B common stock has the same economic interest as a share of Class A common stock, and one share of Class B common stock and 49 operating partnership units together represent a similar economic value as 50 shares of Class A common stock.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any such classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as otherwise provided in our charter, shares of common stock will have equal dividend, liquidation and other rights. One share of Class B common stock may be converted into one share of Class A common stock at any time, and one share of Class B common stock is subject to automatic conversion into one share of Class A common stock upon a direct or indirect transfer of such share of Class B common stock held by the holder of Class B common stock (or a permitted transferee thereof) to a person other than a permitted transferee. Shares of Class B common stock are also subject to such automatic conversion upon certain direct or indirect transfers of operating partnership units held by the holder of such Class B common stock at a ratio of one share of Class B common stock for every 49 operating partnership units transferred to a person other than a permitted transferee. A “permitted transferee” with respect to a person is defined in our charter as a family member, affiliate or controlled entity of such person.

Under the Maryland General Corporation Law (the “MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a share exchange unless the action is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors, the restrictions on ownership and transfer of our stock and the vote required to amend these provisions) may be approved by a majority of all of the votes entitled to be cast on the matter.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that may have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe the power of our board of directors to amend our charter from time to time to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that may, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in our best interest.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, no more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well.

Our charter contains restrictions on the ownership and transfer of our shares of common stock and other outstanding shares of stock. The relevant sections of our charter provide that no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock (the common stock ownership limit), or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of all classes or series of our capital stock (the aggregate stock ownership limit). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “ownership limits.” A person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of our stock as described below, would beneficially own or be deemed to beneficially own, by virtue of the applicable constructive ownership provisions of the Code, shares of our stock and/or, if appropriate in the context, a person or entity that would have been the record owner of such shares of our stock is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of all classes or series of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limits.

Our board of directors may, in its sole discretion and subject to the receipt of certain representations, covenants and undertakings deemed reasonably necessary by the board, prospectively or retroactively, exempt a person from the ownership limits and establish an excepted holder limit for such person. However, our board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must provide our board of directors with information and undertakings deemed satisfactory to our board of directors that such person does not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own beneficially or constructively an interest of 10% or more in the tenant if the income derived by us from such tenant would reasonably be expected to equal or exceed the lesser of (i) one percent of our gross income (as determined for purposes of Section 856(c) of the Code) or (ii) an amount that would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code. The person seeking an exemption must provide representations and undertakings to the satisfaction of our board of directors that it will not violate these restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT.

In connection with the waiver of the ownership limits, creating an excepted holder limit or at any other time, our board of directors may, in its sole and absolute discretion, from time to time increase or decrease the ownership limits subject to the restrictions in the paragraph above; provided, however, that the ownership limits may not be decreased or increased if, after giving effect to such decrease or increase, five or fewer persons could own or beneficially own in the aggregate, more than 49.9% in value of our shares then outstanding. Prior to the modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. Reduced ownership limits will not apply to any person or entity whose percentage ownership in our shares of common stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limits until such time as such person’s or entity’s percentage ownership of our common stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of shares of our common stock or stock of all classes and series, as applicable, in excess of such percentage ownership of our shares of common stock or total shares of stock will be in violation of the ownership limits.

Our charter further prohibits:

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any person from beneficially or constructively owning (taking into account applicable attribution rules under the Code) shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT;

•

any person from beneficially or constructively owning shares of our stock to the extent that such ownership would result in us owning (directly or indirectly) an interest of 10% or more in one of our tenants (or a tenant of any entity which we own or control) if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would reasonably be expected to equal or exceed the lesser of (a) one percent of our gross income (as determined for purposes of Section 856(c) of the Code) or (b) an amount that would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code; and

•

any person from transferring our shares of stock if such transfer would result in our shares of stock being beneficially owned by fewer than 100 persons (determined, as a general matter, without reference to any attribution rules).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the foregoing restrictions on ownership and transfer will be required to give written notice immediately to us (or, in the case of a proposed or attempted acquisition, at least 15 days prior written notice to us) and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to qualify as a REIT or that compliance with such provisions is no longer required for REIT qualification.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT or in our owning (directly or indirectly) an interest of 10% or more in one of our tenants (or a tenant of any entity which we own or control) if the income derived by us from such tenant would reasonably be expected to equal or exceed the lesser of (i) one percent of our gross income (as determined for purposes of Section 856(c) of the Code) or (b) an amount that would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, then generally that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for the benefit of the charitable beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the event of a gift, devise or other such transaction, the last reported sales price reported on the New York Stock Exchange (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner but the trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. To the extent the prohibited owner would receive an amount for such shares that exceeds the amount that such prohibited owner would have been entitled to receive had the trustee sold the shares held in the trust to a third party, such excess shall be retained by the trustee for the benefit of the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person designated by the trustee who could own the shares without violating the ownership limitations set forth in the charter. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the event of a gift, devise or other such transaction, the last reported sales price reported on the New York Stock Exchange (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the beneficiary of the trust and any dividend or other distribution paid to trustee shall be held in trust for the charitable beneficiary. In addition, if, prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our shares of stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder must provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates, or written statements of information delivered in lieu of certificates, representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to qualify as a REIT or that compliance with such provisions is no longer required for REIT qualification.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Number of Directors; Vacancies

Our charter provides that the number of directors will be set only by our board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL, which is one, nor more than 15.

Our charter also provides that we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of directors. Accordingly, except as may be provided by our board of directors in setting the terms of any class or series of shares, any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Annual Elections

Each of our directors will be elected by our stockholders to serve for a one-year term and until his or her successor is duly elected and qualifies. There is no cumulative voting in the election of our directors, which means that the stockholders entitled to cast a majority of the votes of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors will be elected by a plurality of the votes cast at a meeting of stockholders at which a quorum is present. Under a plurality voting standard, directors who receive the greatest number of votes cast in their favor are elected to the board of directors. Our board of directors has adopted a policy regarding the election of directors in uncontested elections. Pursuant to such policy, in an uncontested election of directors, any nominee who receives a greater number of votes affirmatively “against” his or her election than votes “for” his or her election will, within two weeks following certification of the stockholder vote by our company, submit a written resignation offer to our board of directors for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification by our company of the stockholder vote with respect to such election, make a recommendation to our board of directors concerning the acceptance or rejection of the resignation offer. Our board of directors will take formal action on the recommendation no later than 90 days following certification of the stockholder vote by our company. We will publicly disclose, in a Current Report on Form 8-K or periodic report filed with the SEC, the decision of our board of directors. Our board of directors will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Removal of Directors

Our charter provides that, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. “Cause” is defined in our charter to mean conviction of a director of a felony or a final judgment of a court of competent jurisdiction holding that a director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting.

Action by Stockholders

Our charter provides that stockholder action can be taken at an annual or special meeting of stockholders or by written consent in lieu of a meeting only if it is approved unanimously. These provisions, combined with the requirements of our bylaws regarding advance notice of nominations and other business to be considered at a meeting of stockholders and the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) by or at the direction of the board of directors or (ii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures and provided the information required by our bylaws. With respect to special meetings of stockholders, only the business specified in the notice of the meeting may be brought before the meeting.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Proxy Access

Our bylaws permit a stockholder, or group of no more than 20 stockholders, meeting specified eligibility requirements, to include director nominees in our proxy materials for annual meetings of stockholders. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 20%

of the number of directors then in office. In order to be eligible to utilize the proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock of the Company continuously for at least the prior three (3) years;

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director nominees in the Company’s proxy materials and provide other required information to the Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).

Additionally, all director nominees submitted through these provisions must be independent (pursuant to the requirements under the rules of the primary stock exchange on which the common stock of the Company is listed, the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors, as well as the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the common stock of the Company is listed) and meet specified additional criteria. Stockholders are not entitled to utilize this proxy access right at an annual meeting if the Company receives notice through its traditional advanced notice by-law provisions that a stockholder intends to nominate a director at such meeting.

Approval of Extraordinary Corporate Actions, Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate, merge, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is declared advisable by our board of directors and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast with respect to such matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast with respect to such matter. Our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter.

Our board of directors has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws, except the following bylaw provisions, each of which may be amended only with the affirmative vote of a majority of the votes cast on such an amendment by holders of outstanding shares of our common stock:

•	provisions opting out of the control share acquisition statute; and

•

provisions prohibiting our board or directors without the approval of a majority of the votes entitled to be cast by holders of the outstanding shares of our common stock, from revoking altering or amending any resolution, or adopting any resolution inconsistent with any previously-adopted resolution of our board of directors, that exempts any business combination between us and any other person or entity from the business combination provisions of the MGCL.

In addition, our bylaws permit our stockholders to amend the bylaws by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter. A stockholder amendment proposal may not alter or repeal, or adopt any provision inconsistent with the provisions of the bylaws: (i) providing for indemnification of our directors and officers or (ii) setting forth the procedures for amendment of the bylaws, in either case, without the approval of the Board of Directors.

No Stockholder Rights Plan

We have no stockholder rights plan. In the future, we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our board of directors, we submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption, failing which the plan will terminate.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined as any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation), or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

Any such business combination entered into after the five-year prohibition must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution exempting any business combination between us and any other person or entity from the business combination provisions of the MGCL. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with any such resolution, with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority, or (C) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless appraisal rights are eliminated under the charter. Our charter eliminates all appraisal rights of stockholders.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws exempt any and all acquisitions of shares of our stock from the control share acquisition statute, and this provision of our bylaws may not be amended without the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock.

Certain Elective Provisions of Maryland Law

Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or (v) a majority requirement for the calling of a special meeting of stockholders. Our charter provides that we elect to be subject to the provisions of Subtitle 8 regarding the filling of vacancies on our board of directors. Otherwise, we have not elected to be governed by these specific provisions. However, we have six independent directors and a class of equity securities registered under the Exchange Act, so our board of directors could elect to provide for any of the foregoing provisions.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of the MGCL, our charter and our bylaws described above could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in the best interests of our stockholders. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or certain of the provisions of Subtitle 8 of Title 3 of the MGCL or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, in each case following the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock, these provisions of the MGCL could have similar anti-takeover effects. Additionally, through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) vest in the board the exclusive power to fix the number of directors and (ii) require, unless called by our chairman of the board, chief executive officer or president or the board of directors, the written request of stockholders of not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•

the fact of the common directorship or interest is disclosed to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, excluding votes cast by the interested director or corporation or other entity; or

•	the transaction or contract is fair and reasonable to us.

We adopted a policy which requires that all contracts and transactions between us or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors, even if less than a quorum, of the entire board or of the committee designated by the board for such purpose.

Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent that Maryland law in effect from time to time permits, to obligate us to indemnify any present or former director or officer or any individual who, while a director or officer of our Company and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director of our Company and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any officer, employee or agent of our Company or a predecessor of our Company.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or executive officer is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal courts of the United States sitting in the Southern District of New York, or, if such courts do not have jurisdiction, the state courts sitting in New York County, New York, shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding on behalf of Empire State Realty Trust, Inc., (ii) any action asserting a claim of, or a claim based on, breach of a fiduciary duty owed by any director, officer or other employee of Empire State Realty Trust, Inc. to Empire State Realty Trust, Inc. or its stockholders, (ii) any action asserting a claim against Empire State Realty Trust, Inc. or any of its directors, officers or other employees arising pursuant to any provision of the Maryland General Corporation Law or our charter or bylaws, (iv) any action asserting a claim against Empire State Realty Trust, Inc. or any of its directors, officers or other employees governed by the internal affairs doctrine, or (v) any other action asserting a claim of any nature brought by or on behalf of any stockholder of Empire State Realty Trust, Inc. (which means, for this purpose, any stockholder of record or any beneficial owner of stock of Empire State Realty Trust, Inc. either on his, her or its own behalf or on behalf of any series or class of shares of stock of Empire State Realty Trust, Inc. or any group of its stockholders) against Empire State Realty Trust, Inc. or any of its directors, officer or other employees.

Transfer Agent

The transfer agent and registrar for Empire State Realty Trust, Inc. common stock is American Stock Transfer & Trust Company, LLC.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Overview

The following discussion describes certain U.S. federal income tax considerations to direct limited partners of the Company that are U.S. Persons (as defined below) of:

•	the Exchange Offer; and

•	the subsequent ownership and disposition of Series 2019 Preferred Units.

The information in this discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current final, temporary and proposed Treasury Regulations, the legislative history of the Code, and current administrative interpretations and practices of the Internal Revenue Service (“IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling, and court decisions. Future legislation, Treasury Regulations, administrative interpretations and court decisions could significantly change current law or adversely affect current interpretations of existing law, and any such changes could apply retroactively. We have not requested and do not plan to request any rulings from the IRS concerning the U.S. tax treatment of the Exchange Offer, the U.S. tax considerations relating to the ownership and disposition of Series 2019 Preferred Units, the effect of the Exchange Offer on the holders of the OP Units, or the Company’s status as a partnership for U.S. federal income tax purposes. Thus, it is possible that the IRS would challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court would agree with the IRS.

The following contains a limited summary of certain U.S. federal income tax rules, and no attempt is made to summarize all of the rules that may be relevant to a particular limited partner of the Company. This discussion does not address (i) tax considerations that may be relevant to an owner of a direct limited partner of the Company, (ii) U.S. federal tax considerations other than the U.S. federal income tax considerations specifically discussed herein or (iii) U.S. state or local, or non-U.S. taxes. In addition, except as otherwise specifically discussed herein, this discussion does not address U.S. federal income tax considerations applicable to persons subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;

•	pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes);

•	insurance companies;

•	broker-dealers;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•

persons that hold OP Units (or interests in any direct or indirect limited partner in the Company) or Series 2019 Preferred Units as part of a straddle, hedge, constructive sale, conversion, or other integrated transaction for tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	certain U.S. expatriates;

•	persons who do not acquire Series 2019 Preferred Units in connection with the Exchange Offer, such as, for instance, persons who acquire Series 2019 Preferred Units after such transaction;

•	limited partners that are not U.S. persons (except to the very limited extent discussed herein);

•

persons who acquired their OP Units in exchange for property, other than, to the limited extent discussed herein, in connection with the consolidation transactions consummated in connection with ESRT’s initial public offering (the “Consolidation Transaction”)

•	persons who are a party to any tax protection agreement entered into with the Company;

•	persons who hold their OP Units or Series 2019 Preferred Units as other than a capital asset for U.S. federal income tax purposes; and

•	organizations that are treated as tax-exempt organizations for U.S. federal income tax purposes, including persons that are subject to U.S. federal income tax on “unrelated business taxable income.”

For purposes of this discussion, a “U.S. Person” means a person that is not excluded from the scope of this discussion, as described above, and is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds OP Units or Series 2019 Preferred Units, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE TRANSACTIONS DESCRIBED IN THIS EXCHANGE OFFER AND THE OWNERSHIP OF OP UNITS AND SERIES 2019 PREFERRED UNITS ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF OP UNITS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS DESCRIBED IN THIS EXCHANGE OFFER AND THE OWNERSHIP OF OP UNITS AND SERIES 2019 PREFERRED UNITS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. THIS DISCUSSION IS NOT, AND IS NOT INTENDED TO BE, TAX ADVICE.

U.S. Federal Income Tax Status of the Company

The following discussion assumes that the Company is treated and taxed as a partnership for U.S. federal income tax purposes, and not as a publicly traded partnership taxable as a corporation because we satisfy the “qualifying income” exception to corporate taxation of publicly traded partnerships. A failure of the Company to be treated as a partnership for U.S. federal income tax purposes would materially alter the U.S. federal income tax consequences described below.

Exchange Offer

Tax Consequences of the Exchange Offer to Limited Partners That are U.S. Persons That Elect to Exchange OP Units for Series 2019 Preferred Units

Except as provided below, the exchange of the OP Units for Series 2019 Preferred Units pursuant to the Exchange Offer will be a tax-free transaction for U.S. federal income tax purposes. However, the

Exchange Offer could result in income or gain to a participating limited partner (and potentially a non-participating limited partner) to the extent one of the following situations applies:

•

A limited partner in the Company receives a deemed cash distribution from the Company for U.S. federal income tax purposes as a result of a decrease in the limited partner’s share of liabilities of the Company and the amount of the deemed cash distribution exceeds such limited partner’s adjusted basis in its Company interests.

•	A limited partner in the Company is required to recognize income under the at-risk recapture rules of Code Section 465(e).

•

The receipt of distributions on Series 2019 Preferred Units by a limited partner following the Exchange Offer causes the Consolidation Transaction to be treated in whole or in part as a “disguised sale” under Code Section 707.

The potential gain recognition situations are discussed more fully below. The Company believes such gain recognition situations would apply to only a very small number, if any, of the limited partners.

Reduction in Share of Liabilities and Deemed Cash Distribution

For U.S. federal income tax purposes, the liabilities of a partnership are “allocated” to the partners under complex rules which are briefly summarized below. Due to the complexity of the rules under which partnership liabilities are allocated and the potentially significant impact of the allocation to you for U.S. federal income tax purposes, you are strongly encouraged to consult your tax advisor regarding the application of these rules to your particular circumstances.

A partner’s share of the liabilities of a partnership is determined under Code Section 752 and the Treasury Regulations thereunder. In general, each liability of a partnership is allocated to those partners who bear the economic risk of loss for the liability if it is not paid by the partnership, whether they bear the risk of loss as general partners of the partnership, by contract, by reason of being the lender to the partnership with respect to such liability or otherwise. Such liabilities are referred to as “recourse liabilities.” In general, liabilities for which no partner bears the economic risk of loss, so-called “nonrecourse liabilities,” are allocated among the partners in three tiers: first, among the partners in accordance with their share of partnership minimum gain; second, among the partners in accordance with their share of taxable gain that would be allocated under Code Section 704(c) (or under the principles of Code Section 704(c)) if the assets of the partnership subject to the nonrecourse liabilities were sold for an amount equal to the nonrecourse liabilities; and third, generally speaking, in proportion to the partners’ interests in partnership profits. Nonrecourse liabilities otherwise allocable under the third tier may be allocated under an additional method first to a partner up to the amount of built-in gain allocable to the partner under Code Section 704(c) with respect to property contributed by the partner (or under similar principles in the case of revalued property), where such property is subject to the nonrecourse liability and to the extent that such built-in gain exceeds the gain described in tier two. Nonrecourse liabilities allocable under tier three in excess of amounts allocated under this additional method are referred to below as “residual nonrecourse liabilities.”

An increase in a partner’s share of partnership liabilities under the above rules is treated as a contribution of money to the partnership by the partner; a decrease in such share is treated as distribution of money from the partnership to the partner. Under such rules, a limited partner of the Company holding OP Units (whether or not the limited partner participates in the Exchange Offer) would be deemed to receive a cash distribution from the Company to the extent that the limited partner’s allocable share of liabilities immediately prior to the Exchange Offer exceeds its allocable share of Company liabilities immediately after the Exchange Offer. Any such deemed cash distribution would result in taxable gain to the limited partner to the extent that the deemed cash distribution exceeded the limited partner’s combined adjusted tax basis in the Company interests held by the limited partner. The issuance of the Series 2019 Preferred Units by the Company is not expected to change the allocation of Company recourse liabilities to any limited partner or the allocation of Company non-recourse liabilities to any limited partner under the first two tiers of the nonrecourse sharing rules or under the additional method of tier three. However, the amount of residual nonrecourse liabilities allocable in respect of a Series 2019 Preferred Unit is expected to decrease from the amount of residual nonrecourse liabilities allocable in respect of an OP Unit. On the other hand, we generally expect that the Exchange Offer will result in an increased allocation of residual nonrecourse liabilities to other OP Units (other than Series 2014 Preferred Units and Series 2019 Preferred Units) as the number of OP Units that are not Series 2019 Preferred Units decreases in connection with the Exchange Offer and they attract a larger allocation of such liabilities on a per-OP Unit basis. Accordingly, whether a holder of an OP Unit that participates in the Exchange Offer receives a net deemed distribution or net deemed contribution to the Company pursuant to the foregoing rules (and the magnitude of such distribution or contribution) in connection with the allocation of residual nonrecourse liabilities will likely depend upon the number of Series 2019 Preferred Units the person receives in the exchange compared to the relative number of Series 2019 Preferred Units that other limited partners receive. If, however, a holder of OP Units is treated as receiving a net distribution as a result of the application of the foregoing, such distribution could cause the holder to recognize gain upon the exchange of OP Units for Series 2019 Preferred Units in the Exchange Offer to the extent such deemed distribution exceeds the holder’s adjusted tax basis in all of the holder’s units. You should consult your tax advisor regarding the application of these rules to your particular circumstances.

Section 465(e) Recapture

Under Code Section 465, a taxpayer’s ability to use losses to offset taxable income is limited by rules that are referred to as the “at-risk” rules. In addition, the at-risk rules may require a taxpayer to “recapture” losses that were previously used by the taxpayer with respect to an “activity” if the taxpayer’s “at-risk amount” for the activity falls below zero at the close of the taxable year. Losses are recaptured by including the amount of the losses previously used by the taxpayer in the taxpayer’s taxable income for the year of the recapture.

The identification and scope of an activity and the calculation of the at-risk amount under the at-risk rules are complex and can involve uncertainties. Generally, a taxpayer’s at-risk amount for an activity is the amount of the taxpayer’s investment in the activity, which is increased by the taxpayer’s income from the activity and the taxpayer’s share of any partnership liabilities for which the taxpayer is personally liable for repayment and any “qualified nonrecourse financing,” as defined in Code Section 465(b)(6), with respect to the activity, and is reduced by the taxpayer’s losses and distributions from the activity. The definition of qualified nonrecourse financing is different from, and sometimes more restrictive than, the definition of “nonrecourse liabilities” for purposes of determining a partner’s adjusted tax basis in its partnership interest, described above. It is possible that the Exchange Offer could reduce a limited partner’s at-risk amount in an activity (i.e., by reducing the limited partner’s share of qualified nonrecourse financings that are allocated as residual nonrecourse liabilities under tier three of the debt allocation rules).

We do not expect any such reduction to cause a limited partner to recognize taxable income under the Code Section 465(e) recapture provisions. You are encouraged to consult your tax advisor regarding the application of these rules to your particular circumstances.

Disguised Sale

Code Section 707(a)(2)(B) and the Treasury Regulations thereunder, which are referred to as the “disguised sale” rules, generally treat a partner’s transfer of property to a partnership and a related transfer within two years of money or other consideration (including the assumption of or taking subject to a liability) by the partnership to the partner as a sale, in whole or in part, of such property by the partner to the partnership, unless the facts and circumstances clearly establish that the transfers do not constitute a sale or an exception to the disguised sale treatment applies. The disguised sale rules will not apply to exchanges of OP Units for Series 2019 Preferred Units, but the preferred distributions payable with respect to the Series 2019 Preferred Units potentially could cause a portion of the limited partner’s Consolidation Transaction to be treated as a disguised sale.

Generally, a transfer of property by a partner to a partnership and a transfer of money or other consideration (other than an interest in the partnership) from the partnership to the partner will be treated as a disguised sale if, when the transfers are not made simultaneously, the subsequent transfer is not dependent on the entrepreneurial risks of partnership operations. The disguised sale rules also provide, however, that if more than two years have passed between the contribution of property and the transfer of money or other consideration, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. Because more than two years will have passed between the Consolidation Transaction and any preferred distributions payable with respect to the Series 2019 Preferred Units, the Consolidation Transaction and the preferred distributions payable with respect to the Series 2019 Preferred Units will be presumed not to be a sale unless the facts and circumstances clearly establish that participating in the Exchange Offer will cause the Consolidation Transaction to constitute a sale. We do not believe that the facts and circumstances clearly establish that the transfers constitute a sale.

We believe that the preferred distributions should not give rise to disguised sale treatment with respect to the Consolidation Transaction. You are encouraged to consult your tax advisor regarding the application of these rules to your particular circumstances.

Potential Withholding Taxes and Special Considerations for Limited Partners That Are Non-U.S. Persons

In order to avoid withholding taxes on the Exchange Offer, you may have to provide an IRS Form W-9 and/or certain other tax forms to the extent you have not previously submitted an IRS Form W-9 that is still valid.

Limited partners that are non-U.S. persons may be subject to taxation and withholding tax under the Foreign Investment in Real Property Tax Act (“FIRPTA”) and/or Code Section 1446(f) in connection with the Exchange Offer and may be required to complete certain reporting and disclosure requirements under the applicable Treasury Regulations in order to mitigate or avoid such current taxation and withholding tax. Non-U.S. limited partners are urged to consult their tax advisors regarding the application of FIRPTA and/or 1446(f) to their participation in the Exchange Offer.

More generally, the U.S. federal income tax considerations applicable to limited partners that are not U.S. Persons could differ materially from that of U.S. Persons and the discussion herein does not address such considerations. Limited Partners that are not U.S. Persons are strongly urged to consult their tax advisors regarding all of the U.S. federal income and other tax considerations that may be applicable to them.

Tax Consequences of Owning Series 2019 Preferred Units

The U.S. federal income tax considerations associated with the ownership, redemption, sale or other disposition of Series 2019 Preferred Units are substantially similar to those with respect to the OP Units. Distributions on Series 2019 Preferred Units generally will not result in the recognition of income or gain unless the holder receives a distribution in excess of its adjusted tax basis in all of its units (including Series 2019 Preferred Units and OP Units).

Allocations and Distributions

In determining its U.S. federal income tax, if any, a holder of Series 2019 Preferred Units must take into account its distributive share of the Company’s items of income, gain, deduction, loss and credit, as determined for U.S. federal income tax purposes. Except as otherwise provided in the operating partnership agreement, net operating income (i.e., our net book income calculated without regard to any depreciation or net book gains or losses realized in connection with a revaluation of our assets upon certain revaluation events) will generally be allocated to the holders of Series 2019 Preferred Units prior to allocations of other net income to the holders of operating partnership units or LTIP units in an amount equivalent to the accrued distributions on the Series 2019 Preferred Units (whether or not declared). This allocation of net operating income will generally be treated as ordinary income for the limited partner’s taxable year within or with which ends the Company taxable year. Distributions on the Series 2019 Preferred Units will only be declared and made to the extent that we have previously allocated (or will, as determined in good faith by the General Partner, allocate in, or with respect to, such taxable year) net operating income in respect of such Series 2019 Preferred Units in an amount equivalent to such distributions and we have cash available to make such distribution. Accordingly, it is possible, though not expected, that you could be allocated taxable income for a taxable year that exceeds the cash distributed to you in such year, in which case you may be required to pay the tax on such allocation of net operating income from sources other than preferred distributions. However, a distribution to you will not be taxable to you to the extent it does not exceed your adjusted tax basis in all of your units (which tax basis shall include the taxable income allocated to you each year in connection with your preferred return). To the extent you receive a distribution in excess of your adjusted tax basis in all of your units, you will recognize gain as described below under “—Tax Treatment of Redemption of Series 2019 Preferred Units.”

Limited partners who exchange OP Units for Series 2019 Preferred Units will remain subject to the special allocation rules of Code Section 704(c) with respect to assets contributed by their predecessor partnerships in the Consolidation Transaction. Under Code Section 704(c), income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is initially equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “Book-Tax Difference”). Book-Tax Differences are adjusted to reflect any amortization (i.e., depreciation) of the contributed asset for book and tax purposes. In the event that the Company disposes in a taxable transaction of an asset which was contributed by a limited partner’s predecessor partnership in the Consolidation Transactions, gain attributable to the unamortized Book-Tax Difference of such contributed asset generally will be disproportionately allocated to such limited partner. Similar rules apply to a limited partner’s share of any incremental Book-Tax Difference attributable to a revaluation of the Company’s assets in connection with restating the partners’ Capital Accounts to fair market value, including the restatement expected to be made in connection with the exchange. Limited partners who hold common units are urged to consult their tax advisors regarding the application of these rules to the holding of such units.

Holders of Series 2019 Preferred Units will not be entitled to receive any additional cash distributions (in excess of the preferred distributions otherwise payable by the Company) with respect to income and gain allocable to them on the sale of a contributed (or revalued) asset. As a result, notwithstanding the preferred distributions, holders of Series 2019 Preferred Units may not receive sufficient cash distributions from the Company to pay their taxes on the income and gain allocated to them.

Code Section 1411 imposes a 3.8% Medicare tax on “net investment income”, which generally applies to the allocations of Company income, taxable distributions and gain from sale of Units by the non-corporate limited partners, irrespective of the Exchange Offer.

Qualified Publicly Traded Partnership Income

For taxable years beginning after December 31, 2017 and ending on or before December 31, 2025, a non-corporate taxpayer generally is entitled to a deduction equal to 20% of their allocable share of certain “qualified publicly traded partnership income” (the “Section 199A Deduction”). For purposes of the Section 199A Deduction, “qualified publicly traded partnership income” generally is equal to the sum of: (i) the net amount of the taxpayer’s allocable share of each qualified item of income, gain, deduction, and loss from a publicly traded partnership to the extent such items are effectively connected with a United States trade or business and allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends) and certain payments made to a taxpayer for services rendered to the partnership; and (ii) any gain recognized by the taxpayer upon a disposition of his or her interest in such partnership to the extent such gain is attributable to “unrealized receivables” and “inventory items,” both as defined in Code Section 751, and, thus, is treated as ordinary income under Code Section 751. In general, substantially all of the net operating income allocated to a holder of Series 2019

Preferred Units with respect to the preferred distributions is expected to be treated as “qualified publicly traded partnership income.” Accordingly, non-corporate holders of Series 2019 Preferred Units should generally be entitled to the beneficial Section 199A Deduction, thus allowing them to deduct 20% of their taxable income from their Series 2019 Preferred Units, at least until January 1, 2026 when this tax benefit is currently scheduled to expire for all taxpayers. In addition, to the extent the net operating income includes allocations of dividends from our taxable REIT subsidiaries or capital gain, such amounts are currently taxed to non-corporate taxpayers at preferential rates. However, you are encouraged to consult your tax advisor regarding the application of these rules to your particular circumstances.

Notwithstanding the foregoing, the Section 199A Deduction is not available with respect to certain payments to a partner by a partnership in which the payment is determined without regard to partnership income and is for the use of that partner’s capital (i.e., so-called “guaranteed payments”). However, any distributions paid on the Series 2019 Preferred Units are subject to the Company having sufficient net operating income to allocate to such holders in respect of such distributions. Accordingly, the Company intends to treat the allocations of net operating income to the holders of Series 2019 Preferred Units (and the distributions attributable thereto) as a distributive share of net operating income of the Company, and the Company does not believe such distributions should be treated as “guaranteed payments”, but such treatment cannot be guaranteed. If the IRS were to successfully assert that the distributions paid on the Series 2019 Preferred Units should be characterized as guaranteed payments, the Section 199A Deduction would not be available with respect to such amounts.

For taxable years beginning on or after January 1, 2026, the Section 199A Deduction will be disallowed for all taxpayers, and no guarantee can be provided that this deduction will be extended or that future legislation will not repeal the Section 199A Deduction as of an earlier date. In addition, if the Company were to no longer be treated as a publicly traded partnership (including, for example, if none of the OP were traded on an established securities market and the Company was not otherwise treated as a publicly-traded partnership), the net operating income allocated to holders of Series 2019 Preferred Units would not be treated as “qualified publicly traded partnership income” as described above and an alternative set of rules (which are substantially similar to the rules described above) would apply for purposes of determining whether the net operating income allocated to a holder would be eligible for the Section 199A Deduction. In addition, certain limitations could apply to reduce the amount of such deduction. Although the Company has no current plan to cease being treated as a publicly-traded partnership, it is not restricted from doing so. Holders are urged to consult their tax advisors regarding the application of the Section 199A Deduction to partnerships that are not publicly traded partnerships.

Tax Basis

Your basis in your interests in the Company generally would not change as a result of the Exchange Offer, except to the extent your basis is reduced (but not below zero) by all or a portion of the amount of any deemed distribution resulting from a decrease in your allocable share of the Company’s liabilities. See “—Reduction in Share of Liabilities and Deemed Cash Distribution.” If you have such a reduction in basis, you can generally expect that distributions of cash by the Company (e.g., with respect to any OP Units that you retain) and any deemed distributions resulting from subsequent reductions in your share of the Company’s liabilities may be taxable to you sooner than would be the case if such basis reduction had not occurred. Such basis reduction would also affect your ability to deduct your share of the Company’s tax losses. Your basis in your interest in the Company will generally be increased by any increases in your share of liabilities of the Company.

Holding Period

Your holding period in your Company interests will not change as a result of participating in the Exchange Offer.

Tax Treatment of Redemption of Series 2019 Preferred Units

Redemption by the Company of all or a portion of your Series 2019 Preferred Units will generally be treated as a taxable transaction for U.S. federal income tax purposes to the extent described below. It is possible that the amount of gain recognized (or even the U.S. federal income tax liability resulting from such gain) by you upon a redemption of such units could exceed the amount of cash received upon such exercise, in part by reason of an additional deemed distribution to you as a result of a reduction in the Company’s liabilities allocable to you.

You generally would recognize gain on a redemption of all or a portion of your Series 2019 Preferred Units (including a retirement of your Series 2019 Preferred Units in connection with the liquidation of the Company) if and to the extent that the cash redemption amount, together with any deemed distribution resulting from a reduction in the Company’s liabilities allocable to you, exceed your adjusted tax basis in all of your interests in the Company immediately before the redemption (including both Series 2019 Preferred Units and OP Units). You will not be permitted to recognize any loss until the complete liquidation of your interest in the Company. Generally, any gain (or loss) you recognize upon a redemption will be treated as gain from the sale or exchange of a capital asset; provided that you could recognize ordinary gain or loss (separately from any capital gain or loss otherwise recognized in the redemption) to the extent that the redemption reduces your interest in certain “unrealized receivables” and “substantially appreciated inventory items” held by the Company.

The U.S. federal income tax consequences to a holder participating in the Exchange Offer and the ownership of OP Units and the Series 2019 Preferred Units are highly technical and complex. Holders are encouraged to consult their tax advisors regarding the specific tax consequences to them of the transactions described in the exchange offer and the ownership of op units and Series 2019 Preferred Units.

MISCELLANEOUS

We are not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any U.S. jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable state law, we will make a good faith effort to comply with any such state law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to (nor will tenders of OP Units be accepted from or on behalf of) the unitholders residing in such U.S. jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this Exchange Offer or in the letters of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Recipients of this Offer to Exchange and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Exchange Offer.

CERTAIN SECURITIES LAWS CONSIDERATIONS

All of the OP Units outstanding as of the date of this Offer to Exchange were either issued in an offering that was registered pursuant to the Securities Act or are otherwise freely tradable under U.S. securities laws, other than in the case of OP Units held by our affiliates. The issuance of Series 2019 Preferred Units upon exchange of the OP Units is exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Because all outstanding OP Units were either registered under the Securities Act or are otherwise freely tradable under U.S. securities laws, we expect that all of our Series 2019 Preferred Units issued in the Exchange Offer to persons not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. Any Series 2019 Preferred Units issued in the Exchange Offer to persons or entities who are affiliated with us will not be freely tradable and any resale would have to be registered under the Securities Act, or comply with applicable exemptions under the securities laws, which may include Rule 144 under the Securities Act. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. The internet website address of our general partner is www.empirestaterealtytrust.com. We make available free of charge, through our internet website, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in or accessible from our internet website is not part of this Offer to Exchange unless specifically incorporated by reference herein.

This Offer to Exchange incorporates by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We (or our general partner) have filed the documents listed below with the SEC and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 28, 2019;

•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2019 and June 30, 2019, filed on May 2, 2019 and July 31, 2019, respectively;

•	our Current Reports on Form 8-K, filed on May 21, 2019 and August 1, 2019;

•	ESRT’s Definitive Proxy Statement on Schedule 14A, dated and filed on April 4, 2019; and

•

the description of the Series ES OP Units, Series 60 OP Units, Series 250 OP Units and Series PR OP Units contained in our registration statement on Form S-4 originally filed on February 13, 2012 (Registration No. 333-179486-01), as amended.

We have not authorized anyone to give any information or make any representation about the Exchange Offer that is different from, or in addition to, that contained in this Offer to Exchange. Therefore, you should not rely on any other information. If you are in a U.S. jurisdiction where offers to purchase or sell, or solicitations of offers to purchase or sell, the securities offered by this Offer to Exchange are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Offer to Exchange does not extend to you. The information contained in this Offer to Exchange speaks only as of the date of this Offer to Exchange unless the information specifically indicates that another date applies.

The Depositary for the Exchange Offer is:

By Mail: Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	By Hand or Courier: Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

The Information Agent for the Exchange Offer is:

1407 Broadway

New York, New York 10018

(212) 929-5500

or

Call Toll-Free (888) 410-7850

Email: exchangeoffer@mackenziepartners.com